UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

SOLERA HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Solera Holdings, Inc.

15030 Avenue of Science

San Diego, CA 92128

October 8, 2010

To our Stockholders:

You are cordially invited to attend the Solera Holdings, Inc. 2010 annual meeting of stockholders beginning at 8:00 a.m. local time on November 10, 2010 at the Four Seasons Resort and Club, 4150 North MacArthur Boulevard, Irving, Texas 75038. The attached Notice of Annual Meeting and Proxy Statement describes all known items to be acted upon by stockholders at the meeting and describes certain other details related to the annual meeting.

It is important that your shares are represented at the annual meeting, whether or not you plan to attend. To ensure your shares will be represented, we ask that you vote your shares by completing, signing, dating and returning the enclosed proxy card by mail, or you may vote by telephone or electronically through the Internet, as further described on the proxy card. Please vote your shares as soon as possible. This is your annual meeting and your participation is important.

If you are a registered stockholder and plan to attend the annual meeting, you may be required to present evidence of your stockholdings to gain admission. If you hold shares through a broker or other nominee, you will be required to present a current statement from that institution showing a Solera stockholding or the non-voting portion of the voting instruction form you may receive through that entity. Please note that the document evidencing your stockholdings to be used to gain entry to the meeting is non-transferable.

Please vote your shares promptly and join us at the meeting.

Sincerely,

Tony Aquila

President, Chief Executive Officer and Chairman of the Board

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To our Stockholders:

The 2010 annual meeting of stockholders of Solera Holdings, Inc. (the “Company”, “Solera”, “we”, “our” or “us”) will be held at the Four Seasons Resort and Club, 4150 North MacArthur Boulevard, Irving, Texas 75038, on November 10, 2010, beginning at 8:00 a.m. local time. At the meeting, the holders of our outstanding common stock will act on the following matters:

(1)	the election of five directors to serve a term of one year;

(2)	the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2011; and

(3)	to transact any other business as may properly come before the meeting or any adjournment or postponement thereof.

Stockholders of record at the close of business on October 1, 2010 are entitled to notice of and to vote at the annual meeting and any postponements or adjournments thereof.

Whether or not you expect to be present at the meeting, please vote your shares by following the instructions on the enclosed proxy card or voting instruction card. If your shares are held in the name of a bank, broker or other recordholder, their voting procedures should be described on the voting form they send to you. Any person voting by proxy has the power to revoke it at any time prior to its exercise at the meeting in accordance with the procedures described in the accompanying Proxy Statement.

IF YOU PLAN TO ATTEND:

Please note that space limitations make it necessary to limit attendance to stockholders and one guest. Admission to the meeting will be on a first-come, first-served basis. Registration and seating will begin at 7:30 a.m. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Stockholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras (including cellular phones with photographic capabilities), recording devices and other electronic devices will not be permitted at the meeting.

By order of the Board of Directors,

Jason Brady

Secretary

October 8, 2010

San Diego, California

15030 AVENUE OF SCIENCE

SAN DIEGO, CA 92128

ANNUAL MEETING OF STOCKHOLDERS

To Be Held November 10, 2010

PROXY STATEMENT

The Board of Directors (the “Board”) of Solera Holdings, Inc. (the “Company” or “Solera”) is soliciting proxies from its stockholders to be used at the 2010 annual meeting of stockholders to be held on November 10, 2010, beginning at 8:00 a.m. local time, at the Four Seasons Resort and Club, 4150 North MacArthur Boulevard, Irving, Texas 75038 and at any postponements or adjournments thereof. This Proxy Statement contains information related to the annual meeting. The notice of annual meeting, a proxy card, this Proxy Statement and our Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on September 2, 1010 for the fiscal year ended June 30, 2010 (the “2010 Annual Report”) are being mailed to stockholders on or about October 8, 2010. The fiscal year ended June 30, 2010 is referred to as “fiscal 2010” in this Proxy Statement.

ABOUT THE ANNUAL MEETING

Why did I receive these materials?

Our Board is soliciting proxies for the 2010 annual meeting of stockholders. You are receiving a Proxy Statement because you owned shares of our common stock on October 1, 2010, and that entitles you to vote at the meeting. By use of a proxy, you can vote whether or not you attend the meeting. This Proxy Statement describes the matters on which we would like you to vote and provides information on those matters so that you can make an informed decision.

The notice of annual meeting, a proxy card, this Proxy Statement and the 2010 Annual Report are being mailed to stockholders on or about October 8, 2010.

What information is contained in this Proxy Statement?

The information in this Proxy Statement relates to the proposals to be voted on at the annual meeting, the voting process, our Board and Board committees, the compensation of directors and executive officers for fiscal 2010 and other information that the SEC requires us to provide annually to our stockholders.

How may I obtain Solera’s 10-K and other financial information?

Stockholders can access our 2010 Annual Report our other filings with the SEC and our corporate governance and other information on the investor relations page of our website at www.solerainc.com.

Stockholders may request an additional free copy of our 2010 Annual Report from:

Solera Holdings, Inc.

Attn: Chief Financial Officer

15030 Avenue of Science

San Diego, CA 92128

(858) 724-1600

We will also furnish any exhibit to the 2010 Annual Report if specifically requested.

What is the purpose of the annual meeting?

At our annual meeting, stockholders will act upon the matters outlined in the accompanying notice of annual meeting. In addition, management will report on our fiscal 2010 performance and respond to appropriate questions from stockholders.

Who is entitled to vote at the meeting?

Only stockholders of record at the close of business on October 1, 2010, which is referred to herein as the Record Date, are entitled to receive notice of and to participate in the annual meeting. If you were a stockholder of record on the Record Date, you will be entitled to vote all of the shares that you held on that date at the meeting, or any postponements or adjournments of the meeting.

If on the Record Date, your shares were held in an account with a brokerage firm, bank or other nominee, then you are the beneficial owner of the shares held in street name. As a beneficial owner, you have the right to direct your nominee on how to vote the shares held in your account, and it has enclosed or provided voting instructions for you to use in directing it on how to vote your shares. However, the organization that holds your shares is considered the stockholder of record for purposes of voting at the meeting. Because you are not the stockholder of record, you may not vote your shares at the meeting unless you request and obtain a valid proxy from the organization that holds your shares giving you the right to vote the shares at the meeting.

How many votes do I have?

You will be entitled to one vote for each outstanding share of our common stock you owned as of the Record Date on each matter considered at the meeting. As of the Record Date, there were 70,191,838 shares of our common stock outstanding and eligible to vote. There is no cumulative voting.

Who can attend the meeting?

Subject to space availability, all stockholders as of the Record Date, or their duly appointed proxies, may attend the meeting, and each may be accompanied by one guest. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration and seating will begin at 7:30 a.m. If you attend, please note that you may be asked to present valid picture identification, such as a driver’s license or passport. Cameras (including cell phones with photographic capabilities), recording devices and other electronic devices will not be permitted at the meeting.

Please also note that if you hold your shares in “street name” (that is, through a broker, bank or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the Record Date and check in at the registration desk at the meeting.

Please let us know if you plan to attend the meeting by marking the appropriate box on the enclosed proxy card.

What constitutes a quorum?

The presence at the meeting, in person or represented by proxy, of the holders of a majority of the aggregate voting power of the common stock outstanding on the Record Date will constitute a quorum, permitting the conduct of business at the meeting. As of the Record Date, 70,191,838 shares of our common stock, representing the same number of votes, were outstanding. Thus, the presence of the holders of common stock representing at least 35,095,920 votes will be required to establish a quorum. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of votes considered to be present at the meeting.

How do I vote?

If you are a holder of record (that is, your shares are registered in your own name with our transfer agent), you can vote either in person at the annual meeting or by proxy without attending the annual meeting. We urge you to vote by proxy even if you plan to attend the annual meeting so that we will know as soon as possible that enough votes will be present for us to hold the meeting. If you attend the meeting in person, you may vote at the meeting and your proxy will not be counted. You can vote by proxy by any of the following methods.

Voting by Proxy Card. Each stockholder may vote by proxy by using the enclosed proxy card. When you return a proxy card that is properly signed and completed, the shares of Common Stock represented by your proxy will be voted as you specify on the proxy card.

Voting by Telephone or Through the Internet. If you are a registered stockholder (that is, if you own Common Stock in your own name and not through a broker, bank or other nominee that holds Common Stock for your account in a “street name” capacity), you may vote by proxy by using either the telephone or Internet methods of voting. Proxies submitted by telephone or through the Internet must be received by 1 a.m., Central Standard Time, on November 9, 2010. Please see the proxy card provided to you for instructions on how to access the telephone and Internet voting systems.

If you hold your shares in “street name,” you must either direct the bank, broker or other record holder of your shares as to how to vote you shares, or obtain a proxy from the bank, broker or other record holder to vote at the meeting. Please refer to the voter instruction cards used by your bank, broker or other record holder for specific instructions on methods of voting, including by telephone or using the Internet.

Your shares will be voted as you indicate. If you return the proxy card but you do not indicate your voting preferences, then the individuals named on the proxy card will vote your shares in accordance with the recommendations of the Board. The Board and management do not now intend to present any matters at the annual meeting other than those outlined in the notice of the annual meeting. Should any other matter requiring a vote of stockholders arise, stockholders returning the proxy card confer upon the individuals named on the proxy card discretionary authority to vote the shares represented by such proxy on any such other matter in accordance with their best judgment.

If you do not vote and you hold your shares in street name, and your broker does not have discretionary power to vote your shares, your shares may constitute “broker non-votes” (as described above) and will not be counted in determining the number of shares necessary for approval of certain proposals. However, shares that constitute broker non-votes will be counted for the purpose of establishing a quorum for the meeting. Voting results will be tabulated and certified by the inspector of elections appointed for the meeting.

Can I change my vote after I return my proxy card?

Yes. If you are a stockholder of record, you may revoke or change your vote at any time before the proxy is exercised by filing with our corporate Secretary a notice of revocation or another proxy bearing a later date or by attending the annual meeting and voting in person. For shares you hold beneficially in “street name,” you may change your vote by submitting new voting instructions to your broker, bank or other nominee or, if you have obtained a legal proxy from your broker, bank or other nominee giving you the right to vote your shares, by attending the meeting and voting in person. In either case, the powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

How are we soliciting this proxy and who is bearing the cost of this solicitation?

We are soliciting this proxy on behalf of our Board by mail and will pay all expenses associated with this solicitation. In addition to mailing these proxy materials, certain of our officers and other employees may, without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, facsimile or other electronic means. We may engage the services of a proxy solicitor to aid in the solicitation of proxies and to verify records relating to the solicitation. All costs of such solicitation of proxies would be borne by us. We anticipate that should we retain the services of a proxy solicitor, that firm would receive customary fees for those services, which would not be significant. We will also, upon request, reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their reasonable out-of-pocket expenses for forwarding proxy materials to the beneficial owners of our common stock and for obtaining proxies.

What are the Board’s recommendations?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board. The Board’s recommendation is set forth together with the description of each item in this Proxy Statement. In summary, the Board recommends a vote FOR each of the proposals.

Will stockholders be asked to vote on any other matters?

Our Bylaws require that we receive advance notice of any proposal to be brought before the annual meeting by our stockholders, and we have not received notice of any such proposals. If any other matters properly come before the meeting, the persons named as proxies for stockholders will vote on those matters in the manner they consider appropriate.

What vote is required to approve each item?

Election of Directors. Directors are elected by a plurality of the votes cast at the meeting, which means that the five nominees who receive the highest number of properly executed votes will be elected as directors, even if those nominees do not receive a majority of the votes cast. Each share of our common stock is entitled to one vote for each of the director nominees. A properly executed proxy marked “withhold authority” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

Ratification of Appointment of Deloitte & Touche LLP. Ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2011 requires the affirmative vote of the majority of a quorum permitting the conduct of business at the annual meeting.

A properly executed proxy marked “abstain” with respect to any matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

How are votes counted?

In the election of directors, you may vote “FOR” all or some of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. You may not cumulate your votes for the election of directors.

For the other items of business, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you elect to “ABSTAIN,” the abstention has the same effect as a vote “AGAINST.” If you provide specific instructions with regard to certain items, your shares will be voted as you instruct on such items.

If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered votes cast on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum is obtained. Abstentions are considered votes cast and thus have the same effect as votes against the matter. We have supplied copies of our proxy materials for our 2010 annual meeting of stockholders to the broker, bank or other nominee holding your shares of record, and they have the responsibility to send these proxy materials to you.

Note that under a recent rule change, if you are a beneficial holder and do not provide specific voting instructions to your broker, bank or other nominee that holds your shares in its name, the broker, bank or other nominee will not be authorized to vote on the election of directors. Accordingly, we encourage you to provide voting instructions to your broker, whether or not you plan to attend the meeting.

What should I do if I receive more than one set of voting materials?

You may receive more than one set of voting materials, including multiple copies of this Proxy Statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please vote your shares applicable to each proxy card and voting instruction card that you receive.

Where can I find the voting results of the annual meeting?

The preliminary voting results will be announced at the annual meeting. The final results will be tallied by the inspector of elections and filed with the U.S. Securities and Exchange Commission (SEC) in a current report on Form 8-K within four business days of the annual meeting.

How may I obtain a copy of Solera’s Bylaw provisions regarding stockholder proposals and director nominations?

You may contact the Secretary at our principal executive offices for a copy of the relevant Bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

How may I view a list of Solera’s stockholders?

A list of our stockholders entitled to attend and vote at the 2010 annual meeting will be available for viewing during normal business hours during the ten days preceding the date of the 2010 annual meeting at our offices located at:

15030 Avenue of Science

San Diego, CA 92128

The list will be available for viewing also at the 2010 annual meeting. You must be a stockholder of Solera and present valid identification to view the list.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF

PROXY MATERIALS FOR THE 2010 ANNUAL MEETING

This proxy statement and our 2010 Annual Report to stockholders are available on the investor relations page of our website at www.solerainc.com.

PROPOSALS SUBMITTED FOR STOCKHOLDER VOTE

ITEM 1—ELECTION OF DIRECTORS

Our Board consists of five directors, each of whom is nominated for election at the annual meeting, including four independent directors and our Chief Executive Officer. Each director is elected to serve a one-year term, with all directors subject to annual election. At the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated the following five persons to serve as directors for the term beginning at the annual meeting on November 10, 2010: Tony Aquila, Arthur F. Kingsbury, Jerrell W. Shelton, Kenneth A. Viellieu and Stuart J. Yarbrough.

Unless proxy cards are otherwise marked, the persons named as proxies will vote all proxies FOR the election of each nominee named in this section. Proxies submitted to us cannot be voted at the annual meeting for nominees other than those nominees named in this Proxy Statement.

All of the nominees have indicated to us that they will be available to serve as directors. If any nominee named herein for election as a director should for any reason become unavailable to serve prior to the 2010 annual meeting, the Board will, prior to the 2010 annual meeting, (i) reduce the size of the Board to eliminate the position for which that person was nominated, (ii) nominate a new candidate in place of such person and vote in favor of the new candidate all shares represented by stockholder proxies received by the Board, unless authority to vote for all candidates nominated by the Board is withheld, or (iii) leave the place vacant to be filled at a later time. The information presented below for the director nominees has been furnished to us by the director nominees.

The names of each nominee for director, their ages as of October 8, 2010, and other information about each nominee is shown below.

Tony Aquila, age 45, has served as our President and CEO since our formation in April 2005, and served as a member of our board of managers between April 2005 and May 2007 and has been the Chairman of the Board since the completion of our corporate reorganization on May 10, 2007. From September 2001 until December 2004, Mr. Aquila held various positions, including President and Chief Operating Officer, at Mitchell International Inc., a provider of software and services to the automobile insurance, collision repair, medical claim and glass replacement industries. Mr. Aquila joined Mitchell when it acquired Ensera, Inc., an automotive claims workflow and software processing company Mr. Aquila founded in 1999. Prior to Ensera, Mr. Aquila was the Chief Executive Officer and founder of MaxMeyer America, Inc., an importer and distributor of European automotive refinishing products formed in partnership with MaxMeyer-Duco S.p.A.

As our President and CEO, Mr. Aquila brings significant senior leadership, operational, industry and technical experience to the Board. As CEO, Mr. Aquila has direct responsibility for our strategy and operations.

Arthur F. Kingsbury, age 62, has been a member of our Board since October 4, 2008. He has been a private investor since 1996. Mr. Kingsbury has over thirty-five years of business and financial experience, including financial, senior executive and director positions at companies engaged in newspaper publishing, radio broadcasting, database publishing, internet research, cable television and cellular telephone communications. Specific positions included President and Chief Operating Officer of VNU-USA, Inc., Vice Chairman and Chief Operating Officer of BPI Communications, Inc. and Chief Financial Officer of Affiliated Publications, Inc. Mr. Kingsbury currently serves on the boards of directors of HSW International, Inc., an international online publishing company, and The Dolan Company, a provider of business information, and he previously served on the board of directors of NetRatings, Inc. Mr. Kingsbury holds a BSBA in Business Administration from Babson College.

Mr. Kingsbury brings to the Board extensive industry experience with information and database companies, as well as management, leadership and financial expertise through his various leadership and directorship roles in public companies, including service on audit, compensation and nominating and governance committees.

Jerrell W. Shelton, age 65, has been a member of our Board since the completion of our initial public offering on May 16, 2007. He has been a private investor since June 2000. From May 2006 through June 2009, Mr. Shelton served as an advisor to Medley Capital LLC, a private investment management firm. From June 2004 to May 2006, Mr. Shelton served as the chairman and chief executive officer of Wellness, Inc., a healthcare company. From November 2000 to June 2004, Mr. Shelton served as a visiting executive, and then advisory director, for the Research Division of IBM Corporation, an information technology company. Mr. Shelton has over thirty-five years of senior executive officer experience in publishing, information services, software, and the Internet with several companies, including Continental Graphics Holdings, Inc., Thomson Business Information Group, a part of Thomson Reuters, Inc., and Advantage Companies, Inc. Mr. Shelton currently serves on the Advisory Board of Directors of the Smithsonian Institution Libraries, and he previously served on the boards of directors of NetRatings, Inc., The Advantage Companies, Inc. and Tennessee Natural Resources, Inc. Mr. Shelton has a B.S. in business administration from the University of Tennessee and an M.B.A. from Harvard University.

Mr. Shelton brings to the Board extensive industry experience with software, information and database companies, including previous senior management oversight of one of our competitors. He also has extensive management, leadership, strategic planning and financial expertise through his various leadership and directorship roles in public, private and global companies, including service on audit, finance and compensation committees.

Kenneth A. Viellieu, age 53, has been a member of our Board since April 1, 2009. Since June 2008, Mr. Viellieu has been a Managing Director and Head of the Chicago office of Moelis & Company, an investment banking firm. From June 2001 to June 2008, Mr. Viellieu was a Senior Managing Director and Head of the Midwest Region for Bear Stearns & Company, an investment banking firm. Mr. Viellieu’s prior experience includes serving as Managing Director and Head of the Chicago office for Donaldson, Lufkin and Jenrette Securities Corp., an investment banking firm. Mr. Viellieu has over twenty five years of investment banking experience and has advised companies across of broad range of industries on various corporate finance matters, including mergers and acquisitions, leveraged finance transactions, public and private debt and equity offerings, and corporate restructurings. Mr. Viellieu holds a B.S. from Indiana University Kelley School of Business and an M.B.A. from the University of Chicago Booth School of Business.

Through his extensive experience in investment banking, Mr. Viellieu brings to the Board significant knowledge and expertise in mergers and acquisitions, an important expertise for the growth of our business and key element of our strategic planning. In addition, Mr. Viellieu’s background in corporate finance and strategic planning, including advising boards of directors and chief executive officers on various matters pertaining to capital structure, dividend policy, acquisitions and divestitures and other corporate finance matters make him a valuable addition to our Board.

Stuart J. Yarbrough, age 59, has been a member of our Board since the completion of our initial public offering on May 16, 2007. Mr. Yarbrough was elected as our Lead Independent Director on October 4, 2008. Mr. Yarbrough’s professional experience includes over twenty three years in public accounting, primarily with Ernst & Young and BDO Seidman, LLP. Since June 2008, Mr. Yarbrough has been a private investor. From February 2007 through its final distributions during June 2008, Mr. Yarbrough served as the chief executive officer of 3Point Capital Partners, a private equity firm. From 1994 through February 2007, Mr. Yarbrough was a principal at CrossHill Financial Group Inc., a company he co-founded, which provided investment banking services and venture debt financing to growth companies. Mr. Yarbrough previously served on the boards of directors of DigitalNet Holdings, Inc. and Scientigo, Inc., as well as several other public companies. Mr. Yarbrough has a B.A. in management sciences from Duke University.

Mr. Yarbrough brings to the Board extensive practical and management experience in public accounting and corporate finance, as well as leadership expertise through his directorship roles in public companies, including service on audit and other board of directors committees.

The Board recommends a vote FOR the election of each of the directors listed above.

ITEM 2—RATIFICATION OF ACCOUNTANTS

The Audit Committee has appointed the firm of Deloitte & Touche LLP, independent certified public accountants, to audit our consolidated financial statements for fiscal 2011. We do not expect representatives of Deloitte & Touche LLP to be present at the 2010 annual meeting.

The following table presents fees for professional services rendered by Deloitte & Touche LLP for the fiscal years ended June 30, 2010 and 2009:

	Fiscal Year Ended
Fee Category	June 30, 2010	June 30, 2009
Audit Fees	$3,768,000	$3,553,000
Audit-Related Fees	39,000	77,000
Tax Fees	135,000	186,000
All Other Fees	—	—

Total Fees	$3,942,000	$3,816,000

Audit Fees: Includes the audit of our consolidated financial statements included in our annual report on Form 10-K, review of our condensed consolidated financial statements included in our Form 10-Q quarterly reports, audit of our internal control over financial reporting and the statutory audits required by non-U.S. jurisdictions.

Audit-Related Fees: Consists of fees billed for services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include services in connection with our filings with the SEC, including registration statements relating to our stock offering in November 2008.

Tax Fees: Consists of fees for professional services performed by Deloitte & Touche LLP with respect to tax compliance, tax advice and tax planning. Tax compliance, tax advice and tax planning include preparation of original and amended tax returns, refund claims, tax payment planning and tax audit assistance.

All audit, audit-related and tax services performed by Deloitte & Touche LLP in fiscal year 2010 were pre-approved by the Audit Committee of our Board in accordance with the Audit Committee’s pre-approval policy, which concluded that the provision of such services by Deloitte & Touche LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Pursuant to the Audit Committee charter, the Audit Committee must approve all audit engagement fees and other significant compensation to be paid to the independent auditor and the terms of such engagement. The Audit Committee’s charter provides that individual engagements must be separately approved, and the Audit Committee must pre-approve any non-audit services to be provided to us by the independent auditor. The Audit Committee must also specifically approve any audit-related services, tax services or other permitted services if total fees for such services would exceed $50,000, and management will notify the Audit Committee if the aggregate service costs for pre-approved services exceeds $200,000 in any fiscal year. The Audit Committee is authorized to delegate to one or more of its members pre-approval authority with respect to permitted services.

The Board recommends that stockholders vote FOR ratification of the appointment of Deloitte & Touche LLP as our independent public accountants for the fiscal year ending June 30, 2011.

Audit Committee Report

The information contained in the following report of Solera’s Audit Committee is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by Solera under the Securities Exchange Act of 1934 or the Securities Act of 1933 unless and only to the extent that Solera specifically incorporates it by reference.

The Audit Committee of our Board has reviewed and discussed the audited financial statements with management, which has represented that the financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee discussed with management the quality and acceptability of the accounting principles employed including all critical accounting policies used in the preparation of the financial statements and related notes, the reasonableness of judgments made, and the clarity of the disclosures included in the statements.

The Audit Committee also reviewed our consolidated financial statements for fiscal 2010 with Deloitte & Touche LLP, our independent auditors for fiscal 2010, which is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States. The Audit Committee has discussed with Deloitte & Touche LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP in accordance with applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communication with the Audit Committee concerning independence, and has discussed with Deloitte & Touche LLP its independence and has considered whether the provision of non-audit services by Deloitte & Touche LLP to us is compatible with maintaining Deloitte & Touche LLP’s independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report Form 10-K for the year ended June 30, 2010 for filing with the Securities and Exchange Commission. The Audit Committee has selected Deloitte & Touche LLP as our independent auditor for fiscal 2011.

This report is submitted by all current members of the Audit Committee who served on the Audit Committee during fiscal 2010:

Arthur F. Kingsbury

Jerrell W. Shelton

Stuart J. Yarbrough

ITEM 3—OTHER MATTERS

As of the date of this Proxy Statement, we know of no business that will be presented for consideration at the 2010 annual meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the best judgment of the proxy holder.

CORPORATE GOVERNANCE STANDARDS AND BOARD OF DIRECTORS

Corporate Governance Guidelines

Our Corporate Governance Guidelines generally specify, among other things, the responsibilities, expectations and operations of the Board as well as general qualification criteria for directors. Our Corporate Governance Guidelines can be found in the Corporate Governance section of our website at www.solerainc.com. You may contact the Secretary at our principal executive offices for a printed copy of this document. The Corporate Governance Guidelines are reviewed by our Nominating and Corporate Governance Committee, and changes are recommended to our Board for approval as appropriate.

Conflict of Interest and Code of Conduct Policy; Code of Ethics for Senior Financial Employees

We have adopted a Conflict of Interest and Code of Conduct Policy that applies to all of our Board members, officers and employees. We have also adopted a code of ethics for our senior financial officers, including our principal financial officer and principal accounting officer. Our Conflict of Interest and Code of Conduct Policy and Code of Ethics for Senior Financial Employees are posted in the Corporate Governance section of our website at www.solerainc.com. You may contact the Secretary at our principal executive offices for a printed copy of these documents. The Conflict of Interest and Code of Conduct Policy and the Code of Ethics for Senior Financial Employees are reviewed by our Nominating and Corporate Governance Committee, and changes are recommended to our Board for approval as appropriate. Any amendments or waivers of our Conflict of Interest and Code of Conduct Policy and Code of Ethics for Senior Financial Employees pertaining to a member of our Board or one of our executive officers will be disclosed on our website at the above-referenced address.

Compensation Governance Policies

We use guidelines and policies to ensure that our overall compensation structure is responsive to stockholder interests and competitive with the market. Specific policies include: stock ownership guidelines for our executive officers and directors; prohibitions against our executive officers engaging in any transaction involving a hedge or pledge of our securities or maintaining a margin account involving our securities; and reimbursement of excess incentive compensation paid to our executive officers if our financial statements are the subject of a restatement. Details of our directors’ stock ownership guidelines are disclosed under Director Compensation on page 43, and details of our other policies and guidelines described above are disclosed under Executive Compensation—Compensation Discussion and Analysis on page 32.

Board Composition

Our Amended and Restated Certificate of Incorporation provides that our Board shall consist of such number of directors as determined from time to time by resolution adopted by a majority of the total number of directors then in office. Our Board consists currently of five members. Following the 2010 annual meeting, if all director nominees are elected to the Board, the Board will consist of five members with no vacancies. Any additional directorships resulting from an increase in the number of directors may be filled only by the directors then in office. The term of office for each director will be until his successor is elected and qualified or until his earlier death, resignation or removal. Elections for directors will be held annually.

Board Leadership Structure

The leadership of our Board includes a Chairman of the Board, which position is currently held by our CEO, Mr. Aquila, and a Lead Independent Director. Mr. Yarbrough currently serves as our Lead Independent Director and, if Mr. Yarbrough is re-elected to our Board at the 2010 annual meeting, he will continue to serve as our Lead Independent Director. In accordance with our Bylaws, the Lead Independent Director performs all of the substantive responsibilities and functions of the Chairman of the Board when the positions of Chairman of the

Board and CEO are occupied by the same person, which results in clear divisions of responsibility for these positions. At the recommendation of the Nominating and Corporate Governance Committee, the Lead Independent Director of the Board is chosen by the independent directors of the Board. A copy of the Lead Independent Director Charter can be found in the Corporate Governance section of our website at www.solerainc.com.

We believe that combining the roles of Chairman of the Board and Chief Executive Officer have benefited and continue to benefit us. Our Board benefits from having at the Chairman of the Board level direct knowledge of the operations of, and opportunities and challenges facing, our business on a regular and company-wide basis. We believe that this board leadership structure is complemented and further enhanced by our Lead Independent Director, Mr. Yarbrough. Messrs. Aquila and Yarbrough work closely with one another to make sure the interests and issues of the independent directors, the Board as a whole and management are well understood and addressed. As Lead Independent Director, Mr. Yarbrough acts as an active liaison and point of contact between management and our independent directors, who are able to funnel questions and follow-up responses through Mr. Yarbrough and to rely on him to seek answers between formal Board meetings. This permits additional follow-up from and fully-developed exchanges with management that are difficult to replicate fully in the context and constraints of formal Board meetings. This in turn helps management prepare and present to our Board more relevant and accurate data and reports, which further enables our Board to efficiently receive the information it needs to oversee our Company and to make decisions.

Board’s Role in Risk Oversight

Our management team is responsible for our day-to-day risk management, and our Board is responsible for risk oversight. The Board executes its risk management responsibility directly and through its committees. During Board meetings, our Board regularly receives reports from our senior executive officers as well reports from certain members of our regional management teams. These reports are designed to provide our Board with a detailed understanding of our business operations that both apprise the Board of risks we face and enable the Board to assess risks effectively.

The Audit Committee has responsibility for overseeing the Company’s enterprise risk management process. The Audit Committee receives reports from our internal audit department, including reports that rank and assess risks we face, as well as risk assessment and monitoring reports from our senior management team, which are typically reviewed on a quarterly basis. Overall risk areas, include financial risk assessments, risk management policies, information technology risks and major financial risk exposures and the steps management has taken to monitor and control such risks and exposures. The Compensation Committee oversees risks associated with our compensation policies and practices with respect to both executive compensation and compensation generally. The Compensation Committee receives reports, including reports from management and the Compensation Committee’s compensation consultant, and discusses whether our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on us. The Nominating and Corporate Governance Committee provides oversight of our compliance programs and assist the Board’s other standing committees with respect to their oversight of our compliance programs.

Director Independence

Certain rules of the New York Stock Exchange require that a majority of the members of the Board be “independent directors,” that the Audit Committee of the Board comprise only “independent directors” and that a majority of the members of each of the Compensation Committee and the Nominating and Corporate Governance Committee of the Board be “independent directors,” in each case, as defined under the New York Stock Exchange Listed Company Manual.

Based upon the information submitted by each director, and following the recommendation of the Nominating and Corporate Governance Committee, the Board has determined that director nominees standing for election Arthur F. Kingsbury, Jerrell W. Shelton, Kenneth A. Viellieu and Stuart J. Yarbrough have no relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and each is an “independent director” as defined in Section 303A.02 of the New York Stock Exchange Listed Company Manual and Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In determining the independence of our directors, the Board has adopted independence standards that mirror exactly the criteria specified by applicable laws and regulations of the SEC and the New York Stock Exchange.

Board and Committee Effectiveness

It is important to us that our Board and its committees are performing effectively and in the best interests of Solera and our stockholders. An evaluation of the Board’s and its committees’ operations and performance is conducted annually by the Nominating and Governance Committee. Changes are recommended by the Nominating and Governance Committee for approval by the full Board as appropriate.

Outside Advisors

The Board and its committees are free to engage independent outside financial, legal and other advisors as they deem necessary to provide advice and counsel on various topics or issues, at our expense, and are provided full access to our officers and employees.

Number of Meetings of the Board

The Board held eight meetings during fiscal 2010. Directors are expected to attend Board meetings and meetings of committees on which they serve, and to spend time needed and meet as frequently as necessary to properly discharge their responsibilities. While certain directors were absent for a portion of certain Board or standing committee meetings, each director attended 100% of the aggregate number of meetings of the Board and the standing committees on which he served during the period for which he or she served as a director and committee member in fiscal 2010.

Attendance at Annual Meetings of the Stockholders

All directors and director nominees are encouraged to attend the annual meeting of the stockholders. All of our directors who were members of the Board on the date of the 2009 annual meeting attended the 2009 annual meeting.

Executive Sessions

We require the non-management directors to meet in executive sessions on a periodic basis without management. The presiding director, for purposes of leading these meetings, is our Lead Independent Director, when these executive sessions take place in connection with Board meetings, and the Chairman of the standing committee, when these executive sessions take place in connection with standing committee meetings.

Communications with the Board

Stockholders or interested parties may send communications to our directors as a group or individually, by writing to those individuals or the group: c/o the Secretary, 15030 Avenue of the Sciences, San Diego, CA 92128. The Secretary will review all correspondence received and will forward all correspondence that is relevant to the duties and responsibilities of the Board or our business to the intended director(s). Examples of inappropriate communication include business solicitations, advertising and communication that is frivolous in nature, relates to routine business matters (such as product inquiries, complaints or suggestions), or raises grievances that are personal to the person submitting the communication. Upon request, any director may review communication that is not forwarded to the directors pursuant to this policy.

The Board has adopted a policy for submitting concerns regarding our accounting or auditing matters. A copy of the Policy and Procedures for Complaints Regarding Accounting, Internal Accounting Controls and Auditing Matters, or the Ethics Policy, can be found in the Corporate Governance section of our website at www.solerainc.com. We have contracted with an independent third party to handle in-bound phone calls and emails relating to reports properly made pursuant to the Ethics Policy. Reports may be sent to our General Counsel and the Audit Committee through one of the following means: (1) calling one of the telephone numbers set forth in Schedule A of the Ethics Policy, which are available 24 hours per day, 365 days per year, (2) writing to the Audit Committee, c/o General Counsel, at 15030 Avenue of the Sciences, San Diego, CA 92128 or (3) emailing the Audit Committee at soleraholdings@signius.com. In the case of phone calls and emails, reports will be received by our independent service provider that will forward the reports to our General Counsel and the Chairman of the Audit Committee. In the case of written reports, they will be received by our General Counsel who will forward the reports to the Chairman of the Audit Committee. The confidentiality of all reports will be maintained to the extent consistent with law.

Committees of the Board

The composition, duties and responsibilities of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are set forth below. Committee members hold office for a term of one year. In the future, our Board may establish other committees, as it deems appropriate, to assist with its responsibilities. The charter for each of our committees is available on the investor relations page of our website at www.solerainc.com. You may contact the Secretary at our principal executive offices for a printed copy of these documents. The Audit Committee charter was modified during fiscal 2010 and is attached as Appendix A to this Proxy Statement.

Audit Committee. The Audit Committee is responsible for (1) selecting the independent auditors, (2) approving the overall scope of the audit, (3) assisting the Board in monitoring the integrity of our financial statements, the independent auditors’ qualifications and independence, the performance of the independent auditors and our internal audit function and our compliance with legal and regulatory requirements, (4) annually reviewing an independent auditors’ report describing the auditing firms’ internal quality-control procedures and any material issues raised by the most recent internal quality-control review, or peer review, of the auditing firm, (5) discussing the annual audited financial and quarterly statements with management and the independent auditor, (6) discussing earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies from time to time, (7) discussing policies with respect to risk assessment and risk management, (8) periodically meeting separately with management, internal auditors and the independent auditor, (9) reviewing with the independent auditor any audit problems or difficulties and management’s response, (10) setting clear hiring policies for employees or former employees of the independent auditors, (11) handling such other matters that are specifically delegated to the Audit Committee by the Board of Directors from time to time and (12) reporting regularly to the full Board.

Our Audit Committee currently consists of Messrs. Kingsbury (Chairman), Shelton and Yarbrough. Following our 2010 annual meeting, our Audit Committee will consist of Messrs. Kingsbury, Shelton and Yarbrough, assuming each is elected to our Board. Our Board has determined that Messrs. Kingsbury (Chairman), Shelton and Yarbrough are independent directors according to the rules and regulations of the SEC and the NYSE. Each member of the Audit Committee has the ability to read and understand fundamental financial statements. Our Board has determined that both Messrs. Kingsbury and Yarbrough qualify as an “Audit Committee financial expert” as such term is defined in Item 407(d) of Regulation S-K. Our Audit Committee held ten meetings in fiscal 2010.

Compensation Committee. The Compensation Committee is responsible for (1) reviewing key employee compensation policies, plans and programs, (2) reviewing and approving the compensation of our senior executive officers, (3) reviewing and approving employment contracts and other similar arrangements between us and our senior executive officers, (4) reviewing and consulting with our Chief Executive Officer on the selection of officers and evaluation of executive performance and other related matters, (5) administration of stock plans and other incentive compensation plans and (6) such other matters that are specifically delegated to the Compensation Committee by the Board from time to time. Our Compensation Committee currently consists of Messrs. Kingsbury, Viellieu (Chairman) and Yarbrough. Following our 2010 annual meeting, our Compensation Committee will consist of Messrs. Kingsbury, Viellieu (Chairman) and Yarbrough, assuming each is elected to our Board. Our Compensation Committee held fifteen meetings in fiscal 2010.

The Compensation Committee has the authority to delegate certain of its functions, although the ultimate responsibility for executive compensation policy and determinations rests with the Compensation Committee. Specifically, the Compensation Committee looks to the Chief Executive Officer for input and recommendations regarding the performance and compensation of the other senior executive officers and to the Senior Vice President, Global Human Resources and the General Counsel for advice within their areas of responsibility. The Compensation Committee also has retained an independent compensation consultant, Frederick W. Cook & Co., or FWC, for advice regarding benchmarking and compensation structure. FWC makes recommendations regarding the specific compensation awarded to senior executive officers and directors. Our Senior Vice President, Global Human Resources retained Mercer, a compensation consulting firm, on behalf of the Company to provide management with compensation and related advice. The Compensation Committee and FWC in turn may work with Mercer and other members of our management, in each case at the direction of the Compensation Committee, on matters such as setting base salaries, establishing performance metrics for incentive programs and granting equity awards. For more information regarding the responsibilities and activities of the Compensation Committee, including its processes for determining executive compensation, see “Compensation Discussion and Analysis.”

Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee’s purpose is to assist our Board by identifying individuals qualified to become members of our Board consistent with criteria set by our Board and to develop our corporate governance principles. The Nominating and Corporate Governance Committee’s responsibilities include: (1) evaluating the composition, size and governance of our Board and its committees and making recommendations regarding future planning and the appointment of directors to our committees, (2) establishing a policy for considering stockholder nominees for election to our Board, (3) evaluating and recommending candidates for election to our Board, (4) overseeing the performance and self-evaluation process of our Board and developing continuing education programs for our directors, (5) reviewing our corporate governance principles and providing recommendations to the Board regarding possible changes and (6) reviewing and monitoring compliance with our code of ethics and our insider trading policy. Our Nominating and Corporate Governance Committee currently consists of Messrs. Shelton (Chairman), Viellieu and Yarbrough. Following our 2010 annual meeting, our Nominating and Corporate Governance Committee will consist of Messrs. Shelton (Chairman), Viellieu and Yarbrough, assuming each is elected to our Board. Our Nominating and Corporate Governance Committee held nine meetings in fiscal 2010.

Director Candidates and Diversity

Criteria for Nomination to the Board of Directors

The Nominating and Corporate Governance Committee will consider candidates submitted by stockholders in accordance with our Bylaws and applicable law, as well as candidates recommended by directors and management, for nomination to our Board. One of the goals of the Nominating and Corporate Governance Committee is to assemble a Board that offers a variety of perspectives, backgrounds, knowledge and skills derived from high-quality business and professional experience. The Nominating and Corporate Governance Committee annually reviews the appropriate skills and characteristics required of directors in the context of the current composition of the Board, our operating requirements and the long-term interests of our stockholders. The Nominating and Corporate Governance Committee has generally identified nominees based upon suggestions by independent directors, management and executive recruiting firms.

Process for Identifying and Evaluating Nominees

The Nominating and Corporate Governance Committee considers candidates by first evaluating the current members of the Board who intend to continue in service, balancing the value of continuity of service with that of obtaining new perspectives, skills and experience. If the Nominating and Corporate Governance Committee determines that an opening exists, it identifies the desired skills and experience of a new nominee, including the need to satisfy rules of the SEC and the New York Stock Exchange.

The Nominating and Corporate Governance Committee generally will evaluate each candidate based on the extent to which the candidate contributes to the range of talent, skill, experience and expertise appropriate for the Board generally, as well as the candidate’s integrity, business acumen, understanding of our industry and business, diversity, potential conflicts of interest, availability, independence of thought, and overall ability to represent the interests of our stockholders. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria, and no particular criterion is necessarily applicable to all prospective nominees. Although the Nominating and Corporate Governance Committee uses these and other criteria as appropriate to evaluate potential nominees, it has no stated minimum criteria for nominees. We have from time to time engaged, for a fee, search firms to identify and assist the Nominating and Corporate Governance Committee with identifying, evaluating and screening candidates for our Board and may do so in the future.

In evaluating candidates for election to our Board, the Nominating and Corporate Governance Committee and our Board seek the most qualified individuals based on the criteria and desired qualities described above and consider diversity in the following manner. We believe a diversity of professional backgrounds enhances our Board’s performance of its leadership and oversight functions in that directors with a variety of professional experience and expertise will be able to view all of the different elements and aspects of our business from different critical viewpoints and ask questions and make proposals and decisions from a broader range of professional views. Such diversity enables a broader critical review of more aspects of our business which we believe enhances, among other things, the Board’s oversight of our risk management processes.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee is or has been an officer or employee of the Company, and none of our executive officers served on the compensation committee or board of directors of any entity that employed any member of our Compensation Committee or Board. There are, and during fiscal 2010 there were, no interlocking relationship between any of our executive officers and the Compensation Committee, on the one hand, and the executive officers and compensation committee of any other companies, on the other hand.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions Policy and Procedure

Our legal and finance departments are primarily responsible for developing and implementing processes and controls to obtain information from our directors, executive officers and significant stockholders regarding related party transactions and then determining, based on the facts and circumstances, whether we or a related-party has a direct or indirect material interest in our transactions. In accordance with our Conflict of Interest and Code of Conduct Policy, our Nominating and Corporate Governance Committee is responsible for the review, approval or ratification of “related-person transactions” between us or our subsidiaries and related persons. In accordance with our Audit Committee Charter, our Audit Committee is responsible for monitoring “related-person transactions” approved or ratified by our Nominating and Corporate Governance Committee. “Related person” refers to a person or entity that is, or at any point since the beginning of the previous fiscal year was, a director, officer, nominee for director, or 5% stockholder of us, or the immediate family members of such a person or entity. We do not have a written policy regarding the approval of related party transactions but the Nominating and Corporate Governance Committee will apply its review procedures to potential related-person transactions as a part of its standard operating procedures. In the course of their duties in reviewing, approving, ratifying and monitoring a related-party transaction, our Nominating and Corporate Governance Committee and Audit Committee, as appropriate, will consider:

•	the nature of the related party’s interest in the transaction;

•	the material terms of the transaction, including, the amount involved and type of transaction;

•	the importance of the transaction to the related party and to us;

•	whether the transaction would impair the judgment of a director or executive officer to act in our best interest and the best interest of our stockholders; and

•	any other matters our Nominating and Corporate Governance Committee or Audit Committee deems appropriate.

Any member of our Nominating and Corporate Governance Committee or Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote on the approval or ratification of the transaction. However, such a director may be counted in determining the presence of a quorum at a meeting of our Nominating and Corporate Governance Committee or Audit Committee at which the transaction is considered. Since July 1, 2009, we have not been a party to, and we have no plans to be a party to, any transaction or series of similar transactions in which the amount involved exceeded or will exceed $120,000 and in which any current director, executive officer, holder of more than 5% of our capital stock, or any member of the immediate family of any of the foregoing, had or will have a direct or indirect material interest, other than in connection with the transactions described below.

Indemnification Agreements

As permitted by the Delaware General Corporation Law, our Amended and Restated Certificate of Incorporation includes provisions that authorize and require us to indemnify our officers and directors to the full extent permitted under Delaware law, subject to limited exceptions. We have also entered into indemnification agreements with each of our directors and certain of our executive officers.

Our Formation and Funding, the Acquisition, and the Initial Public Offering; Related Agreements

We were formed as a limited liability company in April 2005. In April 2006, we acquired the Claims Services Group from Automatic Data Processing, Inc. for an aggregate purchase price of approximately $1 billion (the “CSG Acquisition”). We converted from a limited liability company to a corporation and had our initial public offering in May 2007. Prior to fiscal 2008, which began July 1, 2007, our executive compensation arrangements were governed by agreements put in place at the time of our formation and the CSG Acquisition that had been negotiated between our executives and our private equity sponsor.

Labor Agreements; Securities Purchase Agreements; Settlement Agreement.

In January 2008, we entered into the Second Amended and Restated Senior Management Agreement with Mr. Aquila (the “New Agreement”), which sets forth the terms of his employment and certain rights upon termination of his employment.

In December 2006, we entered into an employment agreement with Renato Giger, which sets forth the terms of his employment and certain rights upon termination of his employment. During fiscal 2010, Mr. Giger was our Global Corporate Controller and Chief Financial Officer, EMEA. Effective July 7, 2010, Mr. Giger became our Chief Financial Officer, Treasurer and Assistant Secretary.

In December 2007, we entered into a Management Agreement with Jason Brady, our Senior Vice President, General Counsel and Secretary, which sets forth the terms of his employment, certain rights upon termination of his employment and certain rights, preferences and restrictions regarding the equity awards granted to Mr. Brady in connection with the commencement of his employment.

In March 2009, we entered into an employment offer letter with Dudley Mendenhall, our Chief Financial Officer, Treasurer and Assistant Secretary until July 2010, which sets forth the terms of his employment.

In August 2009, we entered into an employment offer letter with Abilio Gonzalez, our Senior Vice President, Global Human Resources, which sets forth the terms of his employment.

In December 2009, we entered into an employment offer letter with John Giamatteo, our Chief Operating Officer, which sets forth the terms of his employment. The employment offer letter was amended in January 2010.

In July 2010, we entered into a settlement agreement and release with Mr. Mendenhall in connection with the conclusion of his employment with us pursuant to which he granted us a general release and waiver of claims and covenant not to sue us and we provided him with severance payments and certain other benefits.

The above agreements are described in greater detail under the caption “Executive Compensation—Compensation Discussion and Analysis—Elements of Compensation” and “Executive Compensation—Severance Payments; Change of Control Benefits” or “Executive Compensation—Potential Payments upon Termination or Change in Control.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to us regarding beneficial ownership of our common stock, as of the Record Date, by each person known by us to own more than 5% of our common stock, each director and each of the named executive officers identified in the Summary Compensation Table and by all of our directors and named executive officers as a group (ten persons). The table lists the number of shares and percentage of shares beneficially owned based on 70,191,838 shares of common stock outstanding as of the Record Date, including (1) shares for which options will vest or will be exercisable within 60 days of the Record Date and (2) shares underlying restricted stock units that may vest and deliver shares within 60 days of the Record Date. Information in the table is derived from Securities and Exchange Commission filings made by such persons on Schedule 13F, Schedule 13G and/or under Section 16(a) of the Securities Exchange Act of 1934, as amended, and other information received by us. Except as indicated in the footnotes to this table, and subject to applicable community property laws, the persons or entities named have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

	Shares of Common Stock Beneficially Owned
Name of Beneficial Owner	Number	Percent
Stockholders owning 5% or more:
T. Rowe Price Associates, Inc. (1)	7,299,450	10.4%
Morgan Stanley and Morgan Stanley Investment Management, Inc. (2)	7,093,454	10.1%
Neuberger Berman Group, LLC (3)	6,436,238	9.2%
FMR LLC (4)	4,608,702	6.6%

Directors, Named Executive Officers and Senior Executive Officer:
Tony Aquila (5)	871,487	1.2%
Dudley Mendenhall	7,704	*
John Giamatteo	—	—
Renato Giger (6)	35,769	*
Abilio Gonzalez (7)	8,789	*
Jason Brady (8)	31,472	*
Stuart J. Yarbrough (9)	19,970	*
Jerrell W. Shelton (9)	21,303	*
Arthur F. Kingsbury (10)	16,397	*
Kenneth A. Viellieu (11)	9,272	*
All directors and executive officers as a group (ten persons) (12)	1,022,163	1.5%

*	Less than 1%
(1)	The address for T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland, 21202.
(2)	The address for Morgan Stanley is 1585 Broadway, New York, New York, 10036. The address for Morgan Stanley Investment Management Inc. is 522 Fifth Avenue, New York, New York, 10036.
(3)	The address for Neuberger Berman Group, LLC is 605 Third Avenue, New York, New York, 10158.
(4)	The address for FMR LLC is 82 Devonshire Street, Boston, Massachusetts, 02109.
(5)	Includes 14,646 shares of common stock held by each of Anthony Aquila 2007 Annuity Trust dated May 10, 2007 and Shelly Renee Aquila 2007 Annuity Trust dated May 10, 2007. Mr. Aquila is the trustee of Anthony Aquila 2007 Annuity Trust dated May 10, 2007. Shelly Renee Aquila is the trustee of Shelly Renee Aquila 2007 Annuity Trust dated May 10, 2007 and is the spouse of Mr. Aquila. Mr. Aquila does not exercise any voting or investment control over the shares of common stock held by Shelly Renee Aquila 2007 Annuity Trust dated May 10, 2007. Also includes options to purchase 209,689 shares of common stock that are exercisable and 14,004 restricted stock units that will vest within 60 days of October 1, 2010.

(6)	Includes 6,664 shares of common stock which are subject to repurchase by us at $0.30 per share if Mr. Giger’s employment is terminated. Also includes options to purchase 5,518 shares of common stock that are exercisable and 231 restricted stock units that will vest within 60 days of October 1, 2010.
(7)	Includes options to purchase 7,353 shares of common stock that are exercisable and 1,436 restricted stock units that will vest within 60 days of October 1, 2010.
(8)	Mr. Brady is not a named executive officer for fiscal year 2010. However, we have provided his ownership information because he was a named executive officer for fiscal 2009 and 2008, and we believe he will be a named executive officer again in fiscal 2011. Includes options to purchase 20,737 shares of common stock that are exercisable and 1,687 restricted stock units that will vest within 60 days of October 1, 2010.
(9)	Includes 3,968 restricted stock units that will vest within 60 days of October 1, 2010.
(10)	Includes 7,360 restricted stock units that will vest within 60 days of October 1, 2010.
(11)	Includes 3,134 restricted stock units that will vest within 60 days of October 1, 2010.
(12)	Includes options to purchase 243,297 shares of common stock that are exercisable and 35,788 restricted stock units that will vest within 60 days of October 1, 2010.

To our knowledge, no person or group beneficially owns 5% or more of our outstanding common stock other than as set forth in the table above.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that our executive officers, directors and greater than 10% owners file reports of ownership and changes of ownership of Common Stock with the Securities and Exchange Commission and the New York Stock Exchange. Based solely on our review of the copies of such reports received by us, or written representations from certain reporting persons, we believe that for fiscal 2010 all reporting persons complied with Section 16(a) filing requirements.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis discusses the fiscal 2010 compensation for our “named executive officers and key employees,” who are identified in the Summary Compensation Table on page 35 of this Proxy Statement. The purpose of this discussion is to provide and describe the context, policies and objectives underlying compensation for our named executive officers and an additional senior executive officer, as detailed in the tables and narratives following this section.

Our named executive officers during and at the end of fiscal 2010 were:

•	Tony Aquila: President, Chief Executive Officer and Chairman of the Board;

•	John Giamatteo: Chief Operating Officer;

•	Dudley Mendenhall: Chief Financial Officer, Treasurer and Assistant Secretary;

•	Renato Giger: Global Corporate Controller and Chief Financial Officer, EMEA; and

•	Abilio Gonzalez: Senior Vice President, Global Human Resources.

In July 2010, Mr. Mendenhall’s employment as Chief Financial Officer, Treasurer and Assistant Secretary concluded, and Mr. Giger was appointed to these offices.

A discussion of the compensation for Jason Brady, our Senior Vice President, General Counsel and Secretary, is also included below. We have included Mr. Brady in the below discussion as he was one of our named executive officers in fiscal 2008 and fiscal 2009, and, due to the departure of Mr. Mendenhall, we believe he will be a named executive officer in fiscal 2011. The named executive officers, together with Mr. Brady, are sometimes referred to herein as the Named Officers.

Compensation Philosophy and Objectives

Our executive compensation programs are designed to further our overall corporate business and financial objectives. Therefore, we endeavor to attract, motivate, reward and retain executives who will continue to successfully manage and grow our business and drive our long-term success. The Compensation Committee considers the following objectives and principles in determining the form and amount of compensation for our named executive officers:

•	Provide compensation that is sufficiently competitive with companies with which we compete for executive talent to attract and retain high-quality executive officers;

•	Align the interests of executives and our stockholders;

•	Link an executive’s compensation to corporate performance and individual achievement;

•	Motivate executives to deliver results above our plan targets; and

•	Reinforce a culture of accountability and excellence.

This strategy is intended to make a significant portion of an executive’s compensation performance-based and, therefore, at risk. We believe that the portion of an executive’s compensation that is at risk should increase with his or her responsibilities and seniority. Senior executive officers generally have a greater portion of their pay at risk through short- and long-term incentive programs than the rest of our employee population because of their relatively greater responsibility and ability to influence our performance.

Summary of Compensation Matters during Fiscal 2010

Notwithstanding the challenging macroeconomic environment, we believe our financial performance was solid in fiscal 2010. As detailed below, two core financial metrics are used to measure company performance under our executive compensation programs: revenue and adjusted earnings before interest, taxes, depreciation and amortization, or Adjusted EBITDA, as described below under the heading “—Annual Cash Incentives.” In addition, individual performance measured against pre-determined individual performance metrics were a factor in the cash bonus awards of our Named Officers. During fiscal 2010, we believe we compensated our Named Officers in a manner consistent with our pay-for-performance compensation philosophy and in keeping with the terms of our compensation arrangements. The following compensation for fiscal 2010 is discussed in greater detail in this Compensation Discussion and Analysis:

•	Salaries of the Named Officers who were hired prior to fiscal 2010 increased by an average of approximately 5.7% (in the range of from 3.0% to 10.0%;

•

Excluding our CFO and COO, each of our Named Officers earned more than his target payout (in the range of 27.7% above the target payout to 64.4% above the target payout) by exceeding the goals set under our Fiscal Year 2010 Annual Business Incentive Plan or Solera Incentive Plan, as applicable, based on both Solera corporate financial performance and individual performance;

•

The Named Officers who were hired prior to fiscal 2010 received approximately 75% of the value of their equity compensation in the form of stock options and 25% in restricted stock units. Our Senior Vice President, Global Human Resources and our COO, both of whom were hired and were granted initial hire equity awards during fiscal 2010, received approximately 60% of the value of their equity compensation in fiscal 2010 in the form of stock options and 40% in the form of restricted stock units; and

•

Total direct compensation (base salary, annual cash incentives and long-term incentives) paid to our Named Officers relative to the total direct compensation for similar positions at the companies within our fiscal 2010 peer group was: above the 75th percentile for our CEO; between the median and 75th percentile for our COO, CFO and Vice President, Global Human Resources; and below the median for our Global Corporate Controller and Chief Financial Officer, EMEA and Senior Vice President, General Counsel and Secretary.

Roles of the Compensation Committee, Executive Officers and Consultants in our Compensation Process

The Compensation Committee, which is comprised solely of independent directors, establishes our compensation philosophy and is responsible for designing and evaluating our compensation programs for directors and senior executive officers, including the CEO, making recommendations to the Board of Directors and management regarding those programs, awarding incentive compensation to senior executive officers and administering other compensation programs as authorized by the Board of Directors. The Compensation Committee alone determines the salary and overall compensation of our CEO. When establishing the compensation of the other Named Officers, the Compensation Committee also discusses their performance with the CEO, reviews the compensation recommendations that the CEO submits, makes any appropriate adjustments, and approves their compensation.

The Compensation Committee has the authority to retain the services of outside advisors, experts and compensation and benefits consultants to provide input and advice in compensation matters. For fiscal 2010, the Compensation Committee utilized the services of Frederic W. Cook & Co. (“FWC”) as its outside compensation consulting firm. FWC provides the Compensation Committee with advice on executive and general compensation matters, which included:

•	executive cash compensation and executive equity compensation (including annual share usage under our long-term incentive plan);

•	analysis of the degree to which the executive compensation program aligned with financial performance results;

•	executive perquisites and benefits;

•

compensation governance policies, including executive stock ownership guidelines, anti-hedging/pledging policies and a policy related to the recoupment of incentive compensation following a material restatement;

•	corporate relocation policy benefits in connection with the fiscal 2011 relocation of certain personnel, including the Named Officers, to the Dallas-Ft. Worth, Texas metroplex; and

•

a review of our senior executive officer compensation program to assist the Compensation Committee in its determination whether the program includes risk-taking incentives that are likely to have a material adverse effect on Solera.

The Compensation Committee is solely responsible for FWC’s engagement, and FWC has not and, without the prior consent of the Compensation Committee, will not provide any services for our management or any other services for our directors. FWC representatives meet informally with the Compensation Committee Chair and formally with the Compensation Committee during the Compensation Committee’s regular meetings, including from time to time in executive sessions without any members of management present.

In fiscal 2010, our Senior Vice President, Global Human Resources retained Mercer, a compensation consulting firm, on behalf of the Company to provide management with executive compensation and benefits input and advice. Mercer’s advice included cash compensation and equity compensation for senior executive officers and other key employees. This advice was provided by Mercer and management to the Compensation Committee. Entities affiliated with Mercer provided benefit plan management services to us during fiscal 2010.

In carrying out its role of establishing our compensation philosophy and approving our compensation programs, the Compensation Committee solicits input and advice from several of our executive officers. As mentioned above, our CEO provides the Compensation Committee with feedback on the performance of our other Named Officers and makes compensation recommendations for the other Named Officers to the Compensation Committee for their approval. Our CEO, Senior Vice President, Global Human Resources and General Counsel attend Compensation Committee meetings to provide their perspectives on competition in the industry, the needs of the business, information regarding our performance, and other advice specific to their areas of responsibility. In addition, at the Compensation Committee’s direction, FWC works with our members of management and, on occasion, Mercer, to obtain information necessary for FWC to make its own recommendations as well as to evaluate management’s recommendations.

Benchmarking

For fiscal 2010, the Compensation Committee engaged FWC to perform benchmarking analysis to assess the competitiveness of executive compensation for Messrs. Aquila and Mendenhall, as well as other senior executive officers, including Messrs. Giger and Brady. FWC assessed base salaries, annual incentives, total cash compensation, long-term incentives and total direct compensation (total cash compensation and long-term incentives) relative to a peer group of 21 companies, listed below, and from general industry surveys. The companies were chosen by the Compensation Committee, in consultation with FWC, because of their similarities to us in business (software and services providers; automotive and insurance services companies), compensation models, market capitalization and revenue, and because these companies (i) are companies with which we compete or may compete for executive talent and (ii) can be used by stockholders for comparisons of executive compensation and performance. The companies had revenue and market capitalization that was about 1/3x to 3x our revenue and market capitalization at the time the group was chosen. The 2010 peer group reflected a refinement of the fiscal 2009 group, with two companies added (Ansys and Acxiom), while two were removed due to acquisitions (Choicepoint) or for having exceeded the ideal size parameters (Citrix Systems). The fiscal 2010 peer group companies are set forth below:

Acxiom	Advent Software	Ansys	Aspen Tech
Concur Tech	Copart	CoStar Group	DealerTrack Hldgs
Dun & Bradstreet	Eclipsys	Equifax	Factset Research
Fair Isaac	IHS	Informatica	Interactive Data
LKQ	MSCI	RiskMetrics Group	Sybase
TIBCO Software

We generally use the 50th to 75th percentile of compensation for similar positions at the companies within our peer group as a market reference or guide to determine total direct compensation for our named executive officers. We believe this target percentile range allows us to attract and retain executive talent and allows us to establish meaningful performance goals. The range provides an incentive for our named executive officers to achieve the goals established for our annual and strategic plans and benefit from increases in stockholder value alongside our stockholders. Importantly, we do not guarantee compensation at any specific percentile. Rather, we use the percentile range as a benchmark for compensation when performance is consistent with our plans and goals. When our goals are not achieved, compensation is likely to fall below the percentile range. The specific percentile for each named executive officer is based on several factors, including performance versus performance objectives, past performance, position, experience, professional and leadership development versus position and our budget. The Compensation Committee may approve compensation of individuals above or below this percentile range. The total direct compensation paid to our CEO in fiscal 2010 resulted in a total direct compensation level that exceeded the 75th percentile for similar positions at the companies in the fiscal 2010 peer group in recognition of our overall performance in fiscal 2010 despite the difficult economic environment and other performance factors discussed below. The CEO’s pay was targeted at the 75 th percentile at the start of fiscal 2010, but our performance exceeded our goals and the CEO’s earned ABIP bonus award exceeded the target and resulted in total compensation that was above the 75th percentile.

Elements of Compensation

The principal elements of our executive compensation program are:

•	base salary;

•	annual cash incentives; and

•	long-term incentives.

We also provide post-termination benefits, including severance and retirement benefits, and certain additional executive benefits and perquisites to certain of our senior executive officers.

These components, individually and in combination, are designed to accomplish one or more of the compensation objectives described above. We view executive compensation as an integrated total compensation program. The mix of compensation elements varies based on a senior executive officer’s position and responsibilities. The percentage of a senior executive officer’s compensation that is performance-based/at-risk or variable instead of fixed is based primarily on the senior executive officer’s level of influence at our Company, including the senior executive’s influence on our financial performance. Senior executive officers generally have a greater portion of their pay at risk through our annual cash incentive programs and long-term equity incentives than our other employees because of their relatively greater responsibility and ability to influence our performance. This is achieved by having higher target annual cash incentive opportunities and higher equity grant levels relative to base salary than employees who are not senior executives.

Base Salary

We provide a base salary to our Named Officers to provide a fixed amount of compensation for their services during the year, which is necessary to secure their services. Base salary is generally set between the 25th and 75th percentiles of our peer group and is set based on each officer’s relative experience in his role and our expectations for the respective senior executive officer’s contribution to the growth in the value of our Company. For certain Named Officers, base salary is set below the median as these individuals continue their professional development and leadership growth. For these Named Officers, their base salaries may be increased if they continue to grow into their roles as members of our senior management. Therefore, we consider the experience, skills, knowledge, past performance and responsibilities required of the senior executive officers in their roles. Other factors considered by the Compensation Committee include the ability to replace the executive, the base salary at the executive’s prior employment, market data on similar positions provided by our consultant or using information that becomes available to us informally through recruitment/search consultants in connection with our recent hiring efforts, and through our directors’ experience with other companies.

Mr. Gonzalez joined the Company as Senior Vice President, Global Human Resources in August 2009, and his base salary was set at $250,000. Pursuant to the terms of his employment offer letter, Mr. Gonzalez’s base salary would be increased to $280,000 after his first six months of employment if his actual performance met or exceeded performance expectations, and this increase would be retroactive to his employment start date. Based upon our CEO’s evaluation of Mr. Gonzalez’s performance, Mr. Gonzalez’s base salary was retroactively increased to $280,000.

In September 2009, the Compensation Committee approved an increase in the base salary of Mr. Aquila. Based on information provided to the Compensation Committee by FWC and the fiscal 2010 peer group and effective in November 2009, Mr. Aquila’s base salary was increased from $710,000 to $740,000, which base salary was set at the 75th percentile for base salaries of similarly situated executives within the fiscal 2010 peer group. The decision to set Mr. Aquila’s salary at the 75th percentile reflected the Compensation Committee’s assessment of his historical and anticipated future contributions to our performance and growth. Also in September 2009, the Compensation Committee decided to maintain Mr. Mendenhall’s base salary at $375,000 primarily because Mr. Mendenhall had recently joined the Company on March 31, 2010—three months prior to the beginning of fiscal 2010.

In November 2009, the Compensation Committee approved an increase in the base salaries of Messrs. Giger and Brady. Based on information provided to the Compensation Committee by FWC and the fiscal 2010 peer group and effective in November 2009, Mr. Giger’s base salary was increased from $271,000 to $298,100 and Mr. Brady’s base salary was increased from $250,000 to $257,500. Mr. Giger’s base salary had not been increased since fiscal 2008, and the U.S. Dollar value of his base salary is affected by foreign currency exchange rates as it has been paid in Swiss Francs through fiscal 2010. Using a foreign currency exchange rate of $0.92170 to CHF1.00, the rate we used to calculate the U.S. Dollar value of his fiscal 2010 compensation, Mr. Giger’s fiscal 2009 base salary would have been $279,500. Messrs. Giger’s and Brady’s base salary were set below the median for base salaries of similarly situated executives within the fiscal 2010 peer group. Based in part on the assessment and recommendation of our CEO, the Compensation Committee set the base salaries for Messrs. Giger and Brady in recognition of the fact that they are continuing their professional development and leadership growth in their roles.

Mr. Giamatteo joined the Company as Chief Operating Officer effective April 12, 2010, and his base salary was set at $460,000.

Annual Cash Incentives

Each of our Named Officers may earn an annual bonus based on a specified percentage of his base salary. The purpose of the cash bonus is to provide an incentive to achieve annual corporate financial goals (revenue and Adjusted EBITDA) as well as individual objectives set by the CEO for his reports and by the Committee for the CEO. The rationale is that continuous execution against the annual bonus will result in creation of sustained stockholder value over time. The amount of the bonus is based upon both the satisfaction of certain pre-established financial performance criteria and achievement of individual objectives. The primary determinant of a Named Officer’s bonus is Company financial performance, and a secondary determinant is the individual’s actual performance versus pre-established performance objectives.

For fiscal 2010, we provided the following two annual cash incentive programs for our Named Officers: the annual business incentive plan, or ABIP, for our CEO, COO and CFO; and the Solera Incentive Plan, or SIP, for our other Named Officers and other key employees.

The financial performance metrics under the ABIP and SIP were revenue and a financial measure we refer to as Adjusted EBITDA. Adjusted EBITDA is a non-GAAP financial measure that represents GAAP net income attributable to Solera Holdings, Inc., excluding (i) interest expense, (ii) provision for income taxes, (iii) depreciation and amortization, (iv) stock-based compensation expense, (v) restructuring charges, asset impairments, and other costs associated with exit or disposal activities, (vi) other (income) expense, net, (vii) acquisition-related costs and (viii) acquisition financial results. Acquisition financial results are the financial results from the following three entities that we acquired in fiscal 2010: (i) an 85% ownership interest in AUTOonline GmbH In-formationssysteme, a German limited liability company and provider of an eSalvage vehicle exchange platform in several European countries and Mexico; (ii) GTLDATA GmbH, the leading assessor management system provider in Austria; and (iii) Market Scan Holding B.V., a leading data analytics and software company serving the Dutch insurance industry.

Adjusted EBITDA allows us to compare our current operating results with corresponding prior periods as well as to the operating results of other companies in our industry. We believe that Adjusted EBITDA provides investors with valuable insight into our profitability exclusive of unusual adjustments, and provides further insight into the cash impact resulting from the different treatments of goodwill for financial reporting and tax purposes.

Prior to fiscal 2010, under the ABIP financial performance metrics were established and their results were calculated using actual currency exchange rates, or Actual FX Rates, in effect during the applicable fiscal year. The rationale for using Actual FX Rates for the ABIP was that our CEO and CFO are primarily responsible for managing our financial performance against changes in exchange rates across the currencies we use in transacting our business. During the design stage for the fiscal 2010 ABIP, the Compensation Committee considered the volatility of Actual FX Rates during the past few years and the impact of the application of Actual FX Rates versus Budgeted FX Rates (defined below) on calculation of the results of the financial performance metrics under the ABIP. In this connection, the Compensation Committee noted the extraordinary negative impact from the application of Actual FX Rates versus Budgeted FX Rates in fiscal 2009 and the meaningful positive impact from the application of Actual FX Rates versus Budgeted FX Rates in fiscal 2008. The Compensation Committee determined that the volatility in Actual FX Rates tends to amplify changes, both positive and negative, to the results of the financial performance metrics under the ABIP to an extent that is beyond what the Compensation Committee believes is reasonably related or attributable to the actual performance of our Named Officers. As a result, while our CEO and CFO continue to be responsible for managing our financial performance against changes in exchange rates and our COO increases his responsibility in this area, the Compensation Committee decided it was important to remove the volatility associated with the application of Actual FX Rates in the calculation of results of the ABIP financial performance metrics, and decided to replace Actual FX Rates with Budgeted FX Rates for the fiscal 2010 ABIP. For purposes of the fiscal 2010 ABIP and SIP, Budgeted FX Rates are the currency exchange rates that are fixed by our Board of Directors at the end of fiscal 2009 in connection with the approval of our fiscal 2010 budget. Consistent with prior fiscal years, we calculate the results of the SIP financial performance metrics using Budgeted FX Rates.

ABIP

Under the ABIP, the target bonus opportunity for Messrs. Aquila and Mendenhall was 100% and 75% of base salary, respectively. Pursuant to the terms of his employment offer letter, Mr. Giamatteo was eligible to receive a cash bonus of up to 50% of his target bonus opportunity in accordance with the ABIP. Mr. Giamatteo’s target bonus opportunity was 85% of base salary. Revenue was weighted at 40% of financial performance, and Adjusted EBITDA was weighted at 60% to emphasize profitable growth. The formula to determine the payment under the ABIP is:

Bonus Target x (40% (% of Revenue Award Funded) + 60% (% of Adjusted EBITDA Award Funded)

X Discretionary Multiplier

The range of the discretionary multiplier is 0 to 1.50. The discretionary multiplier allows the Compensation Committee discretion to reward the ABIP participants for strong financial performance and stockholder value creation as well as individual performance versus pre-established individual performance factors.

The table below sets forth: (i) a range for fiscal 2010 revenue achievement (in millions); (ii) percentage of revenue target achieved; (iii) the revenue goal (noted in bold type) of $590.0 million; and (iv) the percentage of the cash bonus payment based on revenue achieved.

2010 Revenue Target ($Mil.)	% Target Rev. Achv’d.	% Revenue Award Funded
$531.0	90.0%	50%
$560.5	95.0%	75%
$590.0	100.0%	100%
$619.5	105.0%	125%
$649.0	110.0%	150%

The table below sets forth: (i) a range for fiscal 2010 Adjusted EBITDA achievement (in millions); (ii) percentage of Adjusted EBITDA target achieved; (iii) the Adjusted EBITDA goal (noted in bold type) of $231.0 million; and (iv) the percentage of the cash bonus payment based on Adjusted Net Income achieved.

2010 Adj. EBITDA Target ($Mil.)	% Target EBITDA Achv’d.	% Adj. EBITDA Award Funded
$184.8	80%	0%
$207.9	90%	50%
$231.0	100%	100%
$242.6	105%	125%
$254.1	110%	150%

For fiscal 2010, revenues were approximately $585 million and Adjusted EBITDA was approximately $240 million. The non-equity incentive plan compensation amounts set forth in the Summary Compensation Table for our CEO reflect: revenue achieved at 99.1% of target with the revenue award funded at 95.8%; Adjusted EBITDA achieved at 103.8% of target with the Adjusted EBITDA award funded at 118.8%; weighted award funding before application of the discretionary multiplier of 109.6%; and a discretionary multiplier of 1.50. This resulted in a payout of 164.4% of Mr. Aquila’s target bonus amount for fiscal 2010.

The Compensation Committee applied a discretionary multiplier of 1.50 for the CEO after considering the following factors, or the Discretionary Factors:

•	Our above-target financial performance results in fiscal 2010, particularly as the results were achieved during a difficult economic environment.

•

The stockholder value created during fiscal 2010 as evidenced by stock price growth of 43% during fiscal 2010 (based on a closing price of $25.16 at the end of fiscal year 2009 and $36.13 at the end of fiscal year 2010) and the initiation of quarterly dividends to our stockholders in the first quarter of fiscal 2010.

•	Strong one- and three-year stockholder returns compared to the fiscal 2010 peer group.

•	The CEO’s strong and disciplined leadership of the Company during fiscal 2010.

•

The CEO’s actual individual performance measured against his individual performance objectives, which included progress with management succession planning, completion of a strategic plan, improvements in our budget preparation process and the completion of corporate development transactions.

As indicated above, Mr. Mendenhall’s employment with the Company as our CFO concluded in July 2010 and on July 10, 2010, the Settlement Agreement and Release, or the Release, between the Company and Mr. Mendenhall became effective. Pursuant to the Release and as partial consideration for Mr. Mendenhall’s general release and waiver of claims and covenant not to sue in favor of the Company and other promises set forth in the Release, we paid to Mr. Mendenhall approximately $294,000, less applicable withholding, which amount represents an ABIP payout of 104.5% of Mr. Mendenhall’s target bonus amount for fiscal 2010.

Also as indicated above, Mr. Giamatteo was eligible to receive a cash bonus of up to 50% of his target bonus opportunity, or 42.5% of his base salary, in accordance with the ABIP. Accordingly, Mr. Giamatteo received a cash bonus of $195,500 for fiscal 2010. When Mr. Giamatteo left his prior employer to join us on April 12, 2010, he had earned a portion of his calendar year 2010 annual cash bonus, or the 2010 Earned Bonus, but terminated his employment prior to the payment date. As an incentive for Mr. Giamatteo to join us, Mr. Giamatteo’s employment offer letter provided for the above-mentioned cash bonus to make-up for the amount of the 2010 Earned Bonus and to compensate him for his performance during our last fiscal quarter. Pursuant to the terms of Mr. Giamatteo’s employment offer letter, he was eligible for a discretionary bonus of up to $250,000 in the event he did not receive his calendar year 2009 bonus from his prior employer, or the 2009 Earned Bonus. As Mr. Giamatteo received the 2009 Earned Bonus, no discretionary bonus was paid to him.

SIP

Under the SIP, the target bonus opportunity for Messrs. Giger, Gonzalez and Brady was 50% of their base salary.

The financial performance metrics were weighted 80% of the overall SIP objectives and individual performance was weighted 20%. We believe that the 80%/20% weighting appropriately balanced the importance of our financial performance, individual accountability and professional development. Consistent with the ABIP, revenue and Adjusted EBITDA were weighted at 40% and 60% of financial performance, respectively, to emphasize profitable growth.

For fiscal 2010, the Company-wide revenue and Adjusted EBITDA targets were approximately $590 million and approximately $231 million, respectively. Every 1% increase in financial performance above the target results in a 5% increase in award funding and every 1% decrease in financial performance below the target results in a 5% decrease in award funding. The revenue component required threshold achievement of at least 90% of target for award funding, which would result in award funding of 50% for that financial performance metric. The Adjusted EBITDA component required threshold achievement of at least 81% of target for award funding, which would result in award funding of 5% for that financial performance metric. The revenue and Adjusted EBITDA components have a maximum achievement at 110% of target, which, if achieved or exceeded, would result in a payout of 150% of the target bonus opportunity for financial performance.

For fiscal 2010, the Company-wide revenues and Adjusted EBITDA were the same as those calculated under the ABIP—revenue was approximately $585 million and Adjusted EBITDA was approximately $240 million, resulting in an achievement of 99.2% of target and award funding of 95.8% for revenue and an achievement of 103.8% of target and award funding of 118.8% for Adjusted EBITDA. The non-equity incentive plan compensation amounts set forth in the Summary Compensation Table for Messrs. Giger, Gonzalez and Brady reflect the financial performance targets described above and actual performance against each person’s individual performance objectives (measured from 0% to 100%) of greater than 75%. Individual performance objectives include supporting the expansion of our executive and regional management personnel, supporting our management succession planning efforts, completion of a strategic plan, improvements in our budget preparation process, operational performance improvement initiatives, the completion of corporate development transactions and more efficient utilization of third-party vendors.

In connection with the fiscal 2010 SIP, we implemented a CEO discretionary factor for our senior executive officers and key employees in our Corporate group, including Messrs. Giger, Gonzalez and Brady. By providing a balanced incentive, similar to the incentive provided by the ABIP’s discretionary multiplier, we believe the SIP discretionary factor motivated an extra effort from this group of key contributors to perform at a high level and contribute to our above-target financial and operating results. Based upon the SIP participant’s actual performance versus the discretionary factors and certain policy guidelines, the participant’s SIP bonus can increase by up to 50%. The discretionary factors include the participant’s actual performance measured against our operating principles and exceptional performance versus the participant’s individual performance objectives. The policy guidelines include a maximum discretionary increase of 37.5% if the participant has not been employed by the Company for the entire fiscal year, verification that the discretionary increase is not duplicative with other fiscal 2010 compensation increases for the participant and consistent with our total direct compensation practices. For Messrs. Giger, Gonzalez and Brady, the increase in their SIP payments after application of the CEO’s discretionary factor was approximately $82,000, $58,000 and $23,000, respectively, which are reflected in non-equity incentive plan compensation amounts set forth in the Summary Compensation Table.

In fiscal 2011, all of our Named Officers will participate in the ABIP.

Long-Term Incentives

In general, our equity incentive structure is intended to accomplish the following main objectives:

•	balance and align the interests of participants and stockholders;

•	reward participants for demonstrated leadership and performance in relation to the creation of stockholder value;

•	increase equity ownership levels of key employees;

•	ensure competitive levels of compensation in line with our peer group; and

•	assist us in attracting, retaining and motivating key employees.

We use stock options and restricted stock units as the principal method of providing long-term incentive compensation under our 2008 Omnibus Incentive Plan, or 2008 Plan. We grant options to provide an incentive for executives to drive long-term share price appreciation through the development and execution of effective long-term strategies. Stock option value is realized only if the trading price of our common stock increases, and option holder interests are therefore aligned with stockholder interests. We grant restricted stock units to enhance the retention of named executive officers and balance the more volatile rewards associated with stock options. We believe that restricted stock units align the interests of the named executive officers with the interests of the stockholders because the value of these awards appreciate if the trading price of our common stock appreciates, and also have retention value even during periods in which our trading price does not appreciate, which supports continuity in the senior management team.

Equity awards vest over a period of time to encourage retention of our executive officers and focus their efforts on the creation of long-term stockholder value. Options and restricted stock units granted to named executive officers in fiscal 2010 generally vest 25% after the first year and on a quarterly basis thereafter for the next 12 quarters, subject in each case to the executive’s continued services to us.

In connection with joining our Company, Mr. Gonzalez was granted an initial hire equity award, consisting of a mix of stock options and restricted stock units, in September 2009. Pursuant to the terms of his employment offer letter, Mr. Gonzalez was eligible for a subsequent equity award after his first six months of employment if his actual performance met or exceeded performance expectations. Based upon our CEO’s evaluation of Mr. Gonzalez’s performance as strong with meaningful short-term benefit to our Company, our Compensation Committee approved the subsequent equity award for Mr. Gonzalez, and the award was granted in February 2010 – one month earlier than provided in his employment offer letter. The value of Mr. Gonzalez’s initial and equity awards was more heavily weighted towards restricted stock units. This value allocation was used primarily to address market volatility resulting from the difficult economic environment. The discretionary equity award granted to Mr. Gonzalez allocated value between restricted stock units and stock options in a manner consistent with grants to our other senior executive officers.

In fiscal 2010, the Compensation Committee developed, in consultation with FWC, an annual long-term incentive equity program for Messrs. Aquila, Mendenhall, Giger and Brady consisting of a mix of stock options and restricted stock units. Approximately 75% of the value of their equity compensation was in the form of stock options and 25% was in the form of restricted stock units.

In September 2009, the annual equity awards for Messrs. Aquila and Mendenhall were approved by the Compensation Committee. Measured by the value of the awards at the date of grant, these awards were approved so that the resulting target total direct compensation was at the 75th percentile for similarly situated executives within the fiscal 2010 peer group. In determining the size of the awards for Messrs. Aquila and Mendenhall, the Compensation Committee considered additional factors, including our solid financial performance in a difficult economic environment during the recently concluded fiscal 2009, and, in the case of Mr. Aquila, his strong historical individual performance. Also, the 75th percentile target direct compensation position was consistent with our philosophy that our named executive officers should be provided an annual compensation opportunity in a 75th percentile range if they are performing consistent with our plans and objectives. The Compensation Committee also considered the fact that 75% of the value of the equity awards were provided as stock options, which we believe provides a performance-based opportunity to benefit from future increases in share price, but do not guarantee a positive return for the executive. None of Mr. Mendenhall’s fiscal 2010 equity awards vested on or before his last day of employment with us.

In November 2009, the annual equity awards for Messrs. Giger and Brady were approved by the Compensation Committee. Measured by the value of the awards at the date of grant, these awards were approved so that the resulting target total direct compensation was below the median for similarly situated executives within the fiscal 2010 peer group, respectively. In determining the size of the awards for Mr. Giger, the Compensation Committee considered additional factors, including a phased approach to managing Mr. Giger’s total compensation given the fact that we planned to relocate Mr. Giger from Switzerland to the United States in early fiscal 2011, at which time an increase in his compensation would be considered. In determining the size of the awards for Mr. Brady, the Compensation Committee considered additional factors, including the size of Mr. Brady’s initial hire equity award and his continuing professional and leadership development. Following the close of fiscal 2010, the Compensation Committee approved an additional equity award for Mr. Giger and for Mr. Brady. Approximately 75% of the value of these awards was in the form of stock options and 25% was in the form of restricted stock units. The purpose of these awards was to recognize Mr. Giger’s promotion to Chief Financial Officer in early July 2010 and Mr. Brady’s developmental achievements during fiscal 2010 and to supplement the value of Mr. Brady’s fiscal 2010 equity compensation. As these equity awards were granted during fiscal 2011, they are not included in the Summary Compensation Table on page 35 of this Proxy Statement.

In connection with joining our Company, Mr. Giamatteo was granted his initial hire equity award, consisting of a mix of stock options and restricted stock units, in May 2010. Pursuant to the terms of his employment offer letter, Mr. Giamatteo is eligible for a subsequent equity award after his first six months of employment if his actual performance meets or exceeds performance expectations, which discretionary award will not be considered until fiscal 2011. As was the case with Mr. Gonzalez, the value of Mr. Giamatteo’s initial equity awards was more heavily weighted towards restricted stock units. This value allocation was used primarily to address the value allocation of Mr. Giamatteo’s equity compensation from his prior employer and market volatility resulting from the difficult economic environment. We expect that future equity awards granted to Mr. Giamatteo will allocate value between restricted stock units and stock options in a manner consistent with grants to our other senior executive officers.

Equity Grant Practices: We do not have a formal policy regarding when we grant annual or other equity incentive awards to our Named Officers, although annual equity awards are typically granted in one or two installments during our fiscal year. In certain cases or for certain Named Officers, granting annual awards in two installments enables us to motivate or reward operational achievement or professional growth in a more individualized manner. The approval date and the grant date for all equity awards granted to employees, including the Named Officers, is the first day of the calendar month (or the business day closest to such day if such day is not a business day). The exercise price for stock options is the closing price of our common stock, as reported on the New York Stock Exchange, on the date of grant.

Dividends: In fiscal 2010, our Board approved the payment of quarterly cash dividends to holders of our common stock and restricted stock units. The amount of the dividend was $0.0625 per share of common stock/restricted stock unit. All of our employees who hold shares of our common stock and/or restricted stock units, including the Named Officers, received dividends during fiscal 2010. We pay dividends to the holders of restricted stock units to reward them for their contributions to our overall financial performance that generates the capital resources to pay dividends. The Compensation Committee has determined that, commencing with the annual restricted stock unit awards granted to Named Officers in fiscal 2011, the payment of dividend equivalents on such restricted stock units will be accrued in stock instead of cash and paid only as the underlying restricted stock units vest and are paid.

Post-Termination Benefits

We generally provide post-termination benefits to our senior executive officers in the form of severance payments and, in certain cases, change of control arrangements.

Severance Payments; Change of Control Benefits. We provide severance benefits to our senior executive officers to afford them financial protection in the event of a termination without cause or a resignation for good reason, irrespective of whether the termination is in connection with a change of control. We provide change of control benefits is to enable Named Officers to have a balanced perspective in making overall business decisions in the context of a potential acquisition of our Company, as well as to be competitive with market practices .We believe that change in control benefits, if structured appropriately, serve to minimize the distraction caused by a potential transaction and reduce the risk that our key talent would leave before a transaction closes.

The equity awards granted to Messrs. Aquila and Brady in fiscal 2010 include “double-trigger” accelerated vesting in connection with a change of control. The double-trigger accelerated vesting is consistent with the grants of equity awards to these individuals in fiscal 2008 and fiscal 2009. Details of each individual Named Officer’s benefits, including the specific components of the “double-trigger” accelerated vesting and estimates of amounts payable in specified circumstances, are disclosed under “Potential Payments Upon Termination or Change in Control” beginning on page 41 below.

Retirement Benefits

We do not have any special executive retirement plans or “SERPs”. We sponsor a tax-qualified employee savings and retirement plan, or 401(k) plan, that covers most employees in the United States who satisfy certain eligibility requirements relating to minimum age and length of service. We also contribute to social security and sponsor pension plans in various countries in which we have operations that cover most employees in these countries who satisfy certain eligibility requirements. In addition, Mr. Giger participates in a social security and pension plan available to most of our employees based in Switzerland that enables them to save for retirement.

Executive Benefits and Perquisites

In June 2008, our Compensation Committee approved certain executive perquisites and benefits for our senior executive officers, including our Named Officers. The perquisites approved by the Compensation Committee include a company automobile perquisite, country club fees (solely for the CEO) and, assuming year-by-year performance objectives are met, the payment of the cost of financial counseling services and health club membership. The benefits approved by the Compensation Committee include increased supplemental life and long-term disability insurance and annual physical exams. The perquisites and benefits are intended to supplement our business dealings and interactions with customers, to keep executives focused on their work, rather than their financial portfolio (recognizing that our compensation program create financial planning complexity for the Named Officers) and to enhance the health and welfare of our Named Officers, which ultimately reduces our costs and improves efficiency.

Executive Perquisites

In fiscal 2010, we continued the company automobile perquisite. The perquisite is delivered in the form of reimbursement for or direct payment of a monthly automobile payment. The gross amount of the perquisite is $1,500 per month for the CEO and $1,000 per month for the other named executive officers. Our core business and Company culture is closely aligned with the automobile industry. In addition, we are a global company with operating companies that have long-standing company automobile perquisite programs. The Compensation Committee believes the extension of the company automobile perquisite to our Named Officers enhances our alignment with the automobile industry and provides a level of parity between our corporate senior executives and our regional executives. In fiscal 2009, the company automobile perquisite for each of the named executive officers was grossed-up for taxes. During fiscal 2010, we discontinued tax gross-up payments on the company automobile perquisite.

In fiscal 2010 and consistent with our practice in fiscal 2008 and fiscal 2009, we reimbursed our CEO for his country club dues as he primarily uses the country club for conducting Company business.

During fiscal 2010, the Compensation Committee approved changes to the perquisites policy that became effective at the start of fiscal 2011. Effective for fiscal 2011, all executive perquisites for our Named Officers have been eliminated and replaced with an annual allowance of $50,000 for our CEO and $25,000 for each of our Named Officers. The Committee approved these changes in order to control costs and to simplify administration.

Executive Medical and Supplemental Insurance Benefits

In fiscal 2010, we implemented the annual physical exam benefit and the Compensation Committee approved the implementation of the supplemental life insurance benefit and long-term disability insurance benefit, which will be implemented during fiscal 2011. The Compensation Committee believes these are important business-related benefits as applied to our senior executive officers as this group of employees spends a considerable amount of time traveling outside the United States, including less developed international locations where they may be more susceptible to illness.

Relocation Benefits

As we announced on July 7, 2010, we are relocating our corporate headquarters from San Diego, California to the Dallas-Ft. Worth, Texas metroplex. The primary benefits of the relocation of our corporate headquarters include: access to a broader employee recruitment pool; improved labor arbitrage and other cost efficiencies; and improved mobility and access to our markets around the world. The relocation is expected to improve the effectiveness of our senior management team, our operations and result in long-run cost savings. All of our current Named Officers will relocate to the Dallas-Ft. Worth, Texas metroplex during fiscal 2011. Except as noted below, each current Named Officer will receive relocation benefits pursuant to our fiscal 2011 policies for domestic or international relocation benefits, as applicable, which policies apply to all of our employees and have not been specifically designed for the Named Officers. Our fiscal 2011 relocation policies do not include any protection against losses on the sale of a home and require repayment of 100% of the value of relocation benefits in the event the relocated employee voluntarily resigns or is terminated for cause within 12 months, or in some cases 24 months, following relocation.

As stated above, Messrs. Giamatteo and Gonzalez joined us during fiscal 2010, and neither of them resides in San Diego, California, the location of our current corporate headquarters, or within the vicinity of any other site we considered for our new corporate headquarters. Accordingly, we extended to each of them a relocation benefit in connection with their commencement of employment with us.

Mr. Gonzalez received a home sale assistance benefit in the form of a lump-sum payment of $300,000, which payment is grossed-up for taxes. The purpose of the gross-up payment was to fully reimburse his move on behalf of the Company, which would not have occurred if we had required him to pay certain taxes incurred as a result of the move. Without the tax-gross up payment for Mr. Gonzalez’s home sale assistance benefit, a portion of the benefit would have been negated by taxes, and he would have incurred personal cost for accepting his position with us. Consistent with our policies, Mr. Gonzalez will also be eligible for household goods moving and home purchase assistance benefits in connection with his relocation to the Dallas-Ft. Worth, Texas metroplex during fiscal 2011.

Mr. Giamatteo received home sale assistance, household goods moving and home purchase assistance benefits in the form of a lump-sum payment of $250,000. In light of Mr. Giamatteo’s total compensation arrangements, including the value of his initial hire equity award, we believe this is an appropriate comprehensive relocation benefits package.

Except as noted herein, we did not provide any perquisites or benefits to Named Officers in fiscal 2010. We did not otherwise maintain retirement, pension or deferred compensation programs for Named Officers other than participation in our 401(k) plan and pension plans and social security contributions as described above. Our Named Officers participate in our other broad-based benefit programs available to our salaried employees including health, dental and life insurance programs.

We also have a short-term disability policy. Except as otherwise discussed herein, other welfare and employee benefit programs are generally the same for all eligible employees, including our Named Officers, with some variation as required by local laws with respect to employees of our subsidiaries.

Compensation Governance Policies

We use additional policies to ensure that our overall compensation structure is responsive to stockholder interests and competitive with the market. Specific policies include:

Stock Ownership Guidelines. The Compensation Committee has approved and instituted stock ownership guidelines for senior executive officers. After the beginning of fiscal 2015 or, in the case of executive officers hired after fiscal 2009, a period of five years from the employment start date, referred to as the Achievement Date, each senior executive officer listed below should beneficially own a number of shares of Solera common stock with a value listed below:

Employee	Multiple of Salary
CEO	6.0x
COO and CFO	2.0x
CEO’s direct Solera reports and named executive officers	1.5x

The ownership guideline is the lesser number of shares calculated as either (1) the multiple of salary above at the then-current trading price for a share of Solera’s common stock or (2) 75,000 shares for the CEO, 20,000 shares for the CFO and COO, and 8,500 shares for the CEO’s other direct reports (excluding the CEO’s executive assistant).

To the extent any senior executive officer does not own the guideline number of shares by Achievement Date, such senior executive officer is required to hold 50% of his/her net after tax profit shares following a stock option exercise or settlement of a restricted stock unit until the guideline is achieved.

Messrs. Aquila, Giger and Brady are already in compliance with our stock ownership guidelines.

Certain Other Securities Matters. Our policies also prohibit our executive officers from engaging in any transaction involving a hedge or pledge of Solera securities or maintaining a margin account involving Solera securities.

Recoupment Policies (Clawbacks). Our policies also provide that we will seek reimbursement of excess incentive compensation if our financial statements are the subject of a restatement.

Tax and Accounting Considerations on Compensation

The financial reporting and income tax consequences to us of individual compensation elements are important considerations for the Compensation Committee when it reviews compensation practices and makes compensation decisions. While structuring compensation programs that result in more favorable tax and financial reporting treatment is a general principle, the Compensation Committee balances these goals with other business needs that may be inconsistent with obtaining the most favorable tax and accounting treatment for each component of executive compensation.

Deductibility by Us. Under Section 162(m) of the Internal Revenue Code, we may not receive a federal income tax deduction for compensation that is not performance-based (as defined in the Section 162(m) rules) paid to the CEO and the next three most highly compensated executive officers (other than the CFO) to the extent that any of these persons receives more than $1,000,000 in nonperformance-based compensation in any fiscal year. While the Compensation Committee considers our ability to deduct compensation amounts paid or to be paid to our executive officers in determining appropriate levels or manner of compensation, it may from time to time approve amounts of compensation that are not fully deductible under Section 162(m).

Salaries for executive officers do not qualify as performance-based compensation; however, as no senior executive officer received salary in excess of $1,000,000 during fiscal 2010, the entire amount of salaries paid to our Named Officers is deductible. Our ABIP and stock options are structured as performance-based and should therefore be deductible. Our outstanding restricted stock unit grants vest on a time-based vesting schedule and therefore are not considered performance-based under the Section 162(m) rules. Accordingly, amounts of compensation related to restricted stock units held by our Named Officers may not be fully deductible (depending upon the value of our stock, and the amount of other nonperformance-based compensation an executive officer has during the year in which any portion of a stock option or restricted stock unit vests). The restricted stock units we have granted in fiscal 2011 as part of our annual awards to our Named Officers have been structured to qualify as performance-based compensation so that they will be deductible when paid.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The information contained in the following report of Solera’s Compensation Committee is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by Solera under the Securities Exchange Act of 1934 or the Securities Act of 1933 unless and only to the extent that Solera specifically incorporates it by reference.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management and, based on that review and discussion, recommended to the Board that it be included in this Proxy Statement.

This report is submitted by all of the current members of the Compensation Committee, each of whom served on the Compensation Committee during fiscal 2010:

Arthur F. Kingsbury

Kenneth A. Viellieu

Stuart J. Yarbrough

Executive Officers

Set forth below are the name, age, position and a description of the business experience of each of our current executive officers.

Name	Age	Position
Tony Aquila	45	President, Chief Executive Officer and Chairman of the Board
Renato Giger	50	Chief Financial Officer, Treasurer and Assistant Secretary
John Giamatteo	44	Chief Operating Officer
Abilio Gonzalez	49	Senior Vice President, Global Human Resources
Jason Brady	41	Senior Vice President, General Counsel and Secretary

Please see “ITEM 1—ELECTION OF DIRECTORS” above for a description of Mr. Aquila’s business experience.

Renato Giger has served as our Chief Financial Officer, Treasurer and Assistant Secretary since July 2010. Prior to that, Mr. Giger served as our EMEA Chief Financial Officer since we acquired our predecessor company in April 2006 and served as our Global Corporate Controller since October 2009. Mr. Giger has been employed by us and our predecessor since July 1993 during which time he has held several positions, most recently as Chief Financial Officer of Audatex. Mr. Giger has a Masters Degree in Finance from the University of Bern (Switzerland).

John Giamatteo has served as our Chief Operating Officer since April 2010. From June 2005 to April 2010, Mr. Giamatteo held various management positions with RealNetworks, Inc., a digital entertainment company, serving most recently as its Chief Operating Officer. From 1988 to June 2005, Mr. Giamatteo held various positions with Nortel Networks Corporation, a provider of communications solutions, serving most recently as President, Asia Pacific. Mr. Giamatteo holds a B.S. in Accounting and an M.B.A. from St. John’s University.

Abilio Gonzalez has served as our Senior Vice President, Human Resources since August 2009. From September 2008 to July 2009, Mr. Gonzalez owned a business franchise that produces and commercializes large format digital printing. From August 2006 to September 2008, Mr. Gonzalez was the Chief People Officer of Cott Corporation, one of the largest global beverage producers. From December 2005 to July 2006, Mr. Gonzalez provided consulting services. From September 2003 to November 2005, Mr. Gonzalez held several positions with Microsoft Corporation, a technology company, including General Manager for Information Worker and General Manager for Global Talent Acquisition and Engagement. Mr. Gonzalez has a B.Sc. degree in Mathematics and Physics from Emporia State University and a M.Sc. degree in Organizational Development from Pepperdine University.

Jason Brady has served as our Senior Vice President and General Counsel since December 2007, and our Secretary since August 2008. Prior to joining us, Mr. Brady provided legal consulting services to technology and entertainment companies. Prior to that, Mr. Brady was the Vice President, General Counsel and Corporate Secretary of Xenogen Corporation, a biotechnology company, from March 2005 through its acquisition by Caliper Life Sciences in August 2006. From April 2004 to March 2005, Mr. Brady was the Director of Legal Affairs for Abbott Diabetes Care, Abbott Laboratories’ diabetes testing device business. Prior to that, Mr. Brady was the Senior Corporate Counsel, Director of Legal Affairs and Assistant Secretary of TheraSense, Inc., a diabetes testing device company, from June 2001 until its acquisition by Abbott Laboratories in April 2004. Mr. Brady has a B.A. in History from the University of California, Los Angeles and a J.D. from Santa Clara University School of Law.

There are no family relationships among our directors or executive officers.

Summary Compensation Table

The following table sets forth the compensation earned by our named executive officers and one of our senior executive officers during the fiscal years ended June 30, 2010, 2009 and 2008.

Name and Principal Position	Fiscal Year Ended June 30,	Salary	Bonus		Stock Awards (1)		Option Awards (2)		Non-Equity Incentive Plan Compensation (3)		All Other Compensation		Total
Named Executive Officers
Tony Aquila	2010	$729,615	$—		$1,151,547		$2,692,491		$1,216,500		$97,094	(4)	$5,887,247
Chief Executive Officer and President	2009	696,538	461,658	(5)	768,234		2,128,786		638,342		105,355		4,798,913
	2008	634,615	—		716,336		2,150,667		1,518,750		33,270		5,053,638

Dudley Mendenhall (6)	2010	375,000	—		252,764	(7)	598,779	(7)	293,906	(9)	49,715	(8)	1,570,164
Chief Financial Officer, Treasurer and Assistant Secretary	2009	93,750	97,253	(9)	970,336		323,576		63,216		7,875		1,556,006
	2008	—	—		—		—		—		—		—

John Giamatteo (10)	2010	95,538	—		1,054,907		531,094		195,500		257,045	(11)	2,134,084
Chief Operating Officer	2009	—	—		—		—		—		—		—
	2008	—	—		—		—		—		—		—

Renato Giger (12)	2010	279,459	—		34,513		80,850		245,933		74,410	(13)	715,165
Global Corporate	2009	270,833	—		62,309		64,099		107,817		58,975		564,033
Controller and Chief Financial Officer, EMEA	2008	253,022	9,647		25,600		17,880		62,931		52,796		421,876

Abilio Gonzalez (14)	2010	233,333	—		164,372		256,991		193,398		364,685	(15)	1,212,780
Senior Vice President, Global Human Resources	2009	—	—		—		—		—		—		—
	2008	—	—		—		—		—		—		—

Senior Executive Officer
Jason Brady (16)	2010	254,327	—		51,487	(17)	120,676	(18)	164,393		34,703	(19)	625,587
Senior Vice President, General Counsel and Secretary	2009	250,000			28,973		29,007		99,520		47,726		455,226
	2008	125,000	—		559,597		459,009		53,609		7,786		1,205,001

(1)	The amounts shown in this column represent the aggregate grant date fair value of each restricted stock unit award granted during the fiscal year calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic No. 718, Compensation—Stock Compensation (FAS 123(R)) (“ASC Topic No. 718”).
(2)	The amounts shown in this column represent the aggregate grant date fair value of each stock option award granted during the fiscal year calculated in accordance with ASC Topic No. 718.
(3)	The amounts shown in this column represent annual management incentive bonuses earned in each fiscal year pursuant to our Annual Business Incentive Plan for Messrs. Aquila, Mendenhall and Giamatteo and our Solera Incentive Plan for Messrs. Giger, Gonzalez and Brady. All amounts were paid in the following fiscal year.
(4)	Includes (i) $13,107 of medical, dental and vision insurance premiums paid by us, (ii) $1,320 of life insurance premiums paid by us, (iii) $825 of short-term and long-term disability premiums paid by us and (iv) an $8,526 matching contribution we deposited into Mr. Aquila’s 401(k) plan account. Also includes (i) a reimbursement payment of $11,850 to Mr. Aquila for his country club dues, (ii) a car allowance paid to Mr. Aquila of $18,000, (iii) cash dividends paid on unvested restricted stock units of $15,969, (iv) the payment of accrued unused floating holidays of $5,692, (v) a reimbursement payment of $19,544 to Mr. Aquila for legal fees he incurred with respect to the negotiation of a possible revised employment agreement and (vi) $2,260 for the costs of an executive physical examination paid for by us.
(5)	Represents a discretionary supplemental bonus awarded to Mr. Aquila by the Compensation Committee of the Board for performance in fiscal 2009.
(6)	Mr. Mendenhall’s employment commenced in March 2009 and concluded in July 2010. All of the stock awards and option awards granted to Mr. Mendenhall in fiscal year 2010 were forfeited and returned to us in connection with the conclusion of his employment.
(7)	We made this payment to Mr. Mendenhall as partial consideration for a settlement agreement and release we signed with Mr. Mendenhall in July 2010 in connection with the conclusion of his employment.
(8)

Consists of (i) $11,454 of medical, dental and vision insurance premiums paid by us, (ii) $743 of life insurance premiums paid by us, (iii) $825 of short-term and long-term disability premiums paid by us and (iv) a $8,526 matching contribution we deposited into

Mr. Mendenhall’s 401(k) plan account. Also includes (i) a car allowance paid to Mr. Mendenhall of $12,000, (ii) cash dividends paid on unvested restricted stock units of $11,065, (iii) the payment of accrued unused floating holidays of $1,540 and (iv) $3,562 for the costs of an executive physical examination paid for by us.

(9)	Represents a discretionary supplemental bonus awarded to Mr. Mendenhall by the Compensation Committee of the Board for performance in fiscal 2009 of $42,253 and a $55,000 bonus awarded to Mr. Mendenhall to compensate him for a bonus that he earned but did not receive from his prior employer because he departed from his prior employer prior to the payment date to join us.
(10)	Mr. Giamatteo’s employment commenced in April 2010.
(11)	Includes (i) $1,930 of medical, dental and vision insurance premiums paid by us, (ii) $152 in life insurance premiums paid by us, (iii) $128 in short-term and long-term disability premiums paid by us and (iv) cash dividends paid on unvested restricted stock units of $1,835. Also includes (i) a car allowance paid to Mr. Giamatteo of $3,000 and (ii) amounts paid to Mr. Giamatteo to cover his relocation of $250,000, of which $150,000 was paid to Mr. Giamatteo in fiscal year 2011.
(12)	Mr. Giger was appointed Chief Financial Officer, Treasurer and Assistant Secretary in July 2010. Through July 2010, Mr. Giger lived and worked for us in Switzerland. Except for the amounts in the Stock Awards and Option Awards columns, all U.S. dollar amounts in the table above for Mr. Giger reflect a foreign currency exchange rate of $0.92170 to CHF1.00 for fiscal year 2010 and $0.89325 to CHF1.00 for fiscal years 2009 and 2008.
(13)	Consists of (i) a meal allowance paid to Mr. Giger of $2,212, (ii) a car allowance paid to Mr. Giger of $10,000, (iii) $6,795 of health insurance premiums paid by us, (iv) a $54,676 defined benefit pension plan contribution we made on Mr. Giger’s behalf and (v) cash dividends paid on unvested restricted stock units of $727.
(14)	Mr. Gonzalez’s employment commenced in August 2009.
(15)	Consists of (i) $9,410 of medical, dental and vision insurance premiums paid by us, (ii) $413 of life insurance premiums paid by us, (iii) $678 of short-term and long-term disability premiums paid by us and (iv) cash dividends paid on unvested restricted stock units of $1,554. Also includes (i) amounts paid to and reimbursed to Mr. Gonzalez in fiscal year 2011 to cover his home selling assistance benefit of $346,624, of which $85,967 represents a tax gross up payment and (ii) $6,007 for the costs of an executive physical examination paid for by us.
(16)	Although Mr. Brady is not a named executive officer for fiscal year 2010, we have provided his summary compensation information because he was a named executive officer for fiscal years 2009 and 2008, and we believe he will be a named executive officer again in fiscal year 2011.
(17)	In July 2010, the Compensation Committee of the Board approved a stock award for Mr. Brady with an aggregate grant date fair value of $83,183 calculated in accordance with ASC Topic No. 718. The purpose of the stock award was to recognize Mr. Brady’s developmental achievements during fiscal year 2010 and to supplement the value of Mr. Brady’s fiscal year 2010 equity compensation.
(18)	In July 2010, the Compensation Committee of the Board approved an option award for Mr. Brady with an aggregate grant date fair value of $210,014 calculated in accordance with ASC Topic No. 718. The purpose of the option award was to recognize Mr. Brady’s developmental achievements during fiscal year 2010 and to supplement the value of Mr. Brady’s fiscal year 2010 equity compensation.
(19)	Includes (i) $11,365 of medical, dental and vision insurance premiums paid by us, (ii) $504 of life insurance premiums paid by us, (iii) $825 of short-term and long-term disability premiums paid by us and (iv) a $6,082 matching contribution we deposited into Mr. Brady’s 401(k) plan account. Also includes (i) a car allowance paid to Mr. Brady of $12,000 and (ii) cash dividends paid on unvested restricted stock units of $3,927.

Grants of Plan-Based Awards

During fiscal 2010, we granted restricted stock units and options to purchase our common stock to our named executive officers and senior executive officers, and each of our named executive officers and senior executive officers participated in our annual cash incentive plans. The following table provides information on each of these awards on a grant-by-grant basis.

Name	Grant Date	Authorization Date	Estimated Possible Payouts Under Non-Equity Incentive Plan						All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)		Grant Date Fair Value of Stock and Option Awards ($) (2)
			Threshold ($) (1)		Target ($) (1)		Maximum ($) (1)
Named Executive Officers
Tony Aquila	October 1, 2009	September 22, 2009	—		—		—		40,000	(3)	—		$—	(4)	$1,151,547
	October 1, 2009	September 22, 2009	—		—		—		—		360,000	(5)	31.15		2,692,491
	January 28, 2008(6)	January 4, 2008	—		740,000		1,665,000		—		—		—		—

Dudley Mendenhall	October 1, 2009	September 22, 2009	—		—		—		8,780	(7)	—		—	(4)	252,764
	October 1, 2009	September 22, 2009	—		—		—		—		80,060	(7)	31.15		598,779
	March 30, 2009(6)	March 31, 2009	—		281,250		632,813		—		—		—		—

John Giamatteo	May 3, 2010	May 2, 2010	—		—		—		29,365	(8)	—		—	(4)	1,054,907
	May 3, 2010	May 2, 2010	—		—		—		—		26,193	(9)	39.23		279,672
	May 11, 2010	May 11, 2010	—		—		—		—		23,920	(9)	39.14		251,422
	December 16, 2009(6)	May 11, 2010	—	(10)	195,500	(10)	195,500	(10)	—		—		—		—

Renato Giger	December 1, 2009	November 10, 2009	—		—		—		1,037	(11)	—		—	(4)	34,513
	December 1, 2009	November 10, 2009	—		—		—		—		9,454	(12)	36.01		80,850
	November 10, 2009(13)	November 10, 2009	64,276	(14)	139,730	(14)	314,392	(14)	—		—		—		—

Abilio Gonzalez	September 1, 2009	August 31, 2009	—		—		—		5,747	(3)	—		—	(4)	135,694
	September 1, 2009	August 31, 2009	—		—		—		—		29,412	(5)	25.55		181,908
	February 1, 2010	January 31, 2010	—		—		—		940	(11)	—		—	(4)	28,678
	February 1, 2010	January 31, 2010	—		—		—		—		8,407	(12)	33.01		75,083
	August 18, 2009(6)	—	64,400		140,000		315,000		—		—		—		—

Senior Executive Officer
Jason Brady	December 1, 2009	November 10, 2009	—		—		—		1,547	(11)	—		—	(4)	51,487
	December 1, 2009	November 10, 2009	—		—		—		—		14,111	(12)	36.01		120,676
	November 10, 2009(13)	November 10, 2009	59,225		128,750		289,688		—		—		—		—

(1)	Represents potential payouts of non-equity incentive plan awards fiscal 2010 as set forth in our Annual Business Incentive Plan, in the case of Messrs. Aquila, Mendenhall and Giamatteo, or our Solera Incentive Plan, in the case of Messrs. Giger, Gonzalez and Brady. Actual amounts paid to our named executive officers and senior executive officers are disclosed in the Summary Compensation Table above under the heading “Non-Equity Incentive Plan Compensation.” The material terms of the plans are described in “Compensation Discussion and Analysis—Elements of Compensation—Annual Cash Incentives” above.
(2)	Represents the grant date fair value of each individual equity award as calculated in accordance with ASC Topic No. 718.
(3)	Represents restricted stock units that vested 25% on September 30, 2010 and vest 6.25% on each December 31, March 31, June 30 and September 30 thereafter until fully vested.
(4)	Upon vesting of each restricted stock unit, the individual is entitled to receive one share of common stock for each vested restricted stock unit. No exercise or payment of exercise price is required.
(5)	The stock options vested 25% on September 30, 2010 and vest 6.25% on each December 31, March 31, June 30 and September 30 thereafter until fully vested.
(6)	Represents the date that the respective executive officer entered into the agreement that sets forth his cash bonus target for fiscal year 2010.
(7)	Mr. Mendenhall’s employment with us concluded in July 2010. All of the stock awards and option awards granted to Mr. Mendenhall in fiscal year 2010 were forfeited and returned to us in connection with the conclusion of his employment.
(8)	Represents restricted stock units that vest 25% on March 31, 2011 and 6.25% on each June 30, September 30, December 31 and March 31 thereafter until fully vested.
(9)	The stock options vest 25% on March 31, 2011 and 6.25% on each June 30, September 30, December 31 and March 31 thereafter until fully vested.
(10)	Mr. Giamatteo’s employment commenced in April 2010. In accordance with his employment agreement, his payout under the Annual Business Incentive Plan for fiscal year 2010 was fixed at not more than $195,500.
(11)	Represents restricted stock units that vest 25% on December 31, 2010 and 6.25% on each March 31, June 30, September 30 and December 31 thereafter until fully vested.
(12)	The stock options vest 25% on December 31, 2010 and 6.25% on each March 31, June 30, September 30 and December 31 thereafter until fully vested.
(13)	Represents the date that the Compensation Committee of the Board approved the respective executive officer’s cash bonus target applicable for fiscal year 2010.
(14)	Amounts were calculated using a foreign currency exchange rate of $0.92170 to CHF1.00.

Outstanding Equity Awards at Fiscal Year-End

The table below sets forth certain information regarding the outstanding equity awards held by our named executive officers and one of our senior executive officers as of June 30, 2010.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Options Exercisable	Number of Securities Underlying Options Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Restricted Stock Units or Restricted Shares That Have Not Vested		Market Value of Restricted Stock Units or Restricted Shares That Have Not Vested (1)
Named Executive Officers
Tony Aquila	109,657	118,346	(2)	$25.79	May 1, 2018	13,150	(2)	$476,030
	54,375	163,125	(2)	24.45	November 3, 2018	19,125	(2)	692,325
	—	360,000	(3)	31.15	October 1, 2016	40,000	(3)	1,448,000
Dudley Mendenhall	13,290	29,239	(4)	24.69	April 1, 2016	29,239	(4)	1,058,452
	—	80,060	(4)	31.15	October 1, 2016	8,780	(4)	317,836
John Giamatteo	—	26,193	(5)	39.23	May 1, 2017	29,365	(5)	1,063,013
	—	23,920	(5)	39.14	May 11, 2017	—		—
Renato Giger	1,250	750	(2)	23.41	December 3, 2017	450	(2)	16,290
	2,350	2,350	(2)	28.65	July 1, 2018	750	(2)	27,150
	1,312	1,688	(2)	24.45	November 3, 2018	563	(2)	20,381
	—	9,454	(6)	36.01	December 1, 2016	1,037	(6)	37,539
	—	—		—	—	6,664	(7)	239,238
Abilio Gonzalez	—	29,412	(3)	25.55	September 1, 2016	5,747	(3)	208,041
	—	8,407	(6)	33.01	January 31, 2017	940	(6)	34,028
Senior Executive Officer
Jason Brady	21,250	18,750	(2)	24.03	January 2, 2018	9,450	(2)	342,090
	2,025	3,375	(2)	17.42	December 1, 2018	1,125	(2)	40,725
	—	14,111	(6)	36.01	December 1, 2016	1,547	(6)	56,001

(1)	The market value of restricted stock units that have not vested is based on the closing price of our common stock on the New York Stock Exchange on June 30, 2010 ($36.20 per share). The market value of restricted shares that have not vested is based on the closing price of our common stock on the New York Stock Exchange on June 30, 2010 ($36.20 per share), less the purchase price of $0.30 per share.
(2)	The unvested equity awards in the table above vest 6.25% on each September 30, December 31, March 31 and June 30 until fully vested.
(3)	Vested 25% on September 30, 2010 and vest 6.25% on each December 31, March 31, June 30 and September 30 thereafter until fully vested.
(4)	Mr. Mendenhall’s employment with us concluded in July 2010. All of the stock awards and option awards granted to Mr. Mendenhall in fiscal year 2010 were forfeited and returned to us in connection with the conclusion of his employment.
(5)	Vest 25% on March 31, 2011 and 6.25% on each June 30, September 30, December 31 and March 31 thereafter until fully vested.
(6)	Vest 25% on December 31, 2010 and 6.25% on each March 31, June 30, September 30 and December 31 thereafter until fully vested.
(7)	Consists of restricted shares subject to repurchase by us at a repurchase price of $0.30 per share. 6.25% of restricted shares are released from our repurchase option on each September 30, December 31, March 31 and June 30 until all restricted shares are released from the repurchase option.

Stock Options Exercised and Restricted Stock Units Vested

The table below sets forth the number of restricted stock units held by our named executive officers and one of our senior executive officers that vested during fiscal 2010 and information about exercises of stock option awards during fiscal year 2010.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1) ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting (2) ($)
Named Executive Officers
Tony Aquila	115,000	1,303,213	22,389		766,809
Dudley Mendenhall	—	—	13,290	(3)	504,515
John Giamatteo	—	—	—		—
Renato Giger	—	—	7,776		274,454
Abilio Gonzalez	—	—	—		—
Senior Executive Officer
Jason Brady	10,000	115,453	6,975	(4)	249,698

(1)	The value realized on exercise is based on the closing price of our common stock on the New York Stock Exchange on the date of exercise less the exercise price of the option award.
(2)	The value realized on vesting is based on the closing price of our common stock on the New York Stock Exchange on the last business day prior to such vesting date.
(3)	Includes 5,586 shares tendered for payment of payroll tax obligations
(4)	Includes 2,674 shares tendered for payment of payroll tax obligations.

Severance Payments; Change of Control Benefits

We provide severance payments to our executive officers and change of control benefits for certain of our executive officers. The severance payments and change of control benefits, as applicable, are set forth in the following agreements:

•

Mr. Aquila: second amended and restated senior management agreement, dated January 28, 2008, as amended; equity award agreements relating to the stock options and restricted stock units granted to Mr. Aquila in fiscal 2008, fiscal 2009 and fiscal 2010.

•	Mr. Mendenhall: settlement agreement and release effective July 10, 2010; equity award agreements relating to the stock options and restricted stock units granted to Mr. Mendenhall in fiscal 2010.

•

Mr. Giger: employment agreement, dated December 11, 2006. Mr. Giger’s employment agreement includes a statutory severance payment, or notice period, and an optional severance payment we may choose to make if we elect to enforce a post-termination non-competition agreement against Mr. Giger. Mr. Giger’s employment agreement does not contain any change of control benefits.

•	Mr. Giamatteo: employment offer letter, dated December 18, 2009, as amended. Mr. Giamatteo’s employment offer letter does not contain any change of control benefits.

•	Mr. Gonzalez: employment offer letter, dated August 18, 2009, as amended. Mr. Gonzalez’s employment offer letter does not contain any change of control benefits.

•	Mr. Brady: amended and restated management agreement, dated December 31, 2008.

Mr. Mendenhall’s employment offer letter does not contain any severance or change of control benefits. With respect to Mr. Mendenhall’s employment separation from us, all of the change of control benefits set forth in the equity award agreements relating to his fiscal 2010 annual stock option and restricted stock unit grants were terminated.

Severance Payments. Set forth below is a summary description of the severance benefits for each of the named executive officers and senior executive officers who is entitled to or has received a contractual severance benefit:

•	Mr. Aquila: if Mr. Aquila’s employment is terminated by us without “cause” or is terminated by Mr. Aquila for “good reason”, then he is entitled to receive (i) salary continuation for eighteen months, subject to an extension of either six or twelve months by us, (ii) 75% of his annual cash bonus from the fiscal year prior to the year of employment termination and (iii) benefits continuation for a period of eighteen months.

•

Mr. Mendenhall: in connection with Mr. Mendenhall’s separation from us, we entered into a settlement agreement and release with Mr. Mendenhall, which agreement became effective on July 10, 2010. Pursuant to the agreement and in exchange for Mr. Mendenhall’s general release and waiver of claims and covenant not to sue in favor of our Company and other promises set forth in the agreement, Mr. Mendenhall receives the following payments and benefits: (i) a lump sum payment of $481,406, less applicable withholding taxes and other deductions, representing (a) a cash bonus pursuant to our 2010 Annual Business Incentive Plan, in which Mr. Mendenhall participated during fiscal year 2010, and (b) an amount equal to six months of Mr. Mendenhall’s annual base salary; and (ii) in the event Mr. Mendenhall timely elects health care continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), reimbursement of the COBRA premiums for Mr. Mendenhall and his dependents for the shorter of six months following Mr. Mendenhall’s separation date or the date he becomes eligible for health care coverage under the health care plans of another employer.

•

Mr. Giger: upon termination of Mr. Giger’s employment for any reason other than “serious cause”, Mr. Giger is entitled to six-month’s prior written notice of employment termination or payment of six months of salary continuation in lieu of notice. In addition, we have the right to enforce a post-termination non-competition agreement against Mr. Giger in exchange for a payment to him of CHF 132,700.

•	Mr. Giamatteo: if Mr. Giamatteo’s employment is terminated without “cause”, we will pay Mr. Giamatteo 100% of his then-applicable annual base salary ratably over twelve months.

•	Mr. Gonzalez: if Mr. Gonzalez’s employment is terminated without “cause”, we will pay Mr. Gonzalez 100% of his then-applicable annual base salary ratably over twelve months.

•

Mr. Brady: if Mr. Brady’s employment is terminated by us without “cause” or is terminated by Mr. Brady for “good reason”, then he is entitled to receive (i) salary continuation for six months, subject to an extension of six months by us and (ii) benefits continuation.

“Cause”, “serious cause” and “good reason” are more fully described below under “—Potential Payments upon Termination of Change in Control.”

Change of Control Arrangements. In accordance with the terms of Mr. Aquila’s fiscal 2008, fiscal 2009 and fiscal 2010 equity award agreements and Mr. Mendenhall’s fiscal 2010 equity award agreements, their equity awards are subject to accelerated vesting as follows: in the event of a change of control of Solera, all of the unvested equity awards will immediately vest if (i) the acquirer fails to assume the equity awards or issue an equivalent replacement award for the equity awards, or (ii) within twenty-four months immediately following a change of control, Mr. Aquila’s or Mr. Mendenhall’s employment by or services to us are terminated without “cause” (as defined above) or Mr. Aquila or Mr. Mendenhall resigns for “good reason” (as defined above). For purposes of the accelerated vesting provisions applicable to the equity awards, the definition of change of control is identical to the definition of change of control set forth in our 2007 Long-Term Equity Incentive Plan and 2008 Omnibus Incentive Plan.

Mr. Brady’s management agreement provides for “double-trigger” accelerated vesting for all of his unvested equity awards if his employment is terminated by us without “cause” (as defined above) or is terminated by him for “good reason” (as defined above) during the period beginning 60 days before and ending twelve months after a sale of the company. A sale of the company is defined in Mr. Brady’s management agreement as a transaction or transactions pursuant to which a person or entity or group of related persons or entities acquire(s) (i) shares of our capital stock possessing the voting power to elect a majority of our Board or (ii) all or substantially all of our assets. Mr. Brady’s management agreement applies to all of his current equity securities and any equity securities that may be awarded to him in the future.

Potential Payments upon Termination or Change in Control

The following table sets forth the benefits that would arise upon certain terminations of employment or a change in control under the terms of (1) Mr. Aquila’s second amended and restated senior management agreement and the restricted stock unit grant agreements and stock option agreements relating to the equity awards granted to Mr. Aquila in fiscal 2008, fiscal 2009 and fiscal 2010, or the Securities Agreements, (2) Mr. Mendenhall’s restricted stock unit grant agreement and stock option agreement relating to the equity awards granted to Mr. Mendenhall in fiscal 2010, or the Mendenhall Agreements, (3) Mr. Giger’s employment agreement, (4) Mr. Giamatteo’s employment offer letter, (5) Mr. Gonzalez’s employment offer letter and (6) Mr. Brady’s management agreement. The table assumes that the termination and/or change in control occurred on June 30, 2010.

Name	Benefit	Termination without Cause or for Good Reason (1)		After Change in Control— Termination without Cause or for Good Reason (1)		Change in Control		Voluntary Termination	Death or Disability
Named Executive Officers
Tony Aquila	Severance payments	$2,022,375	(2)	$2,022,375		$—		$—	$—
	Accelerated vesting of restricted stock units and stock options	—		7,583,056	(3)	7,583,056	(3)	—	—
Dudley Mendenhall	Severance payments	—	(4)	—		—		—	—
	Accelerated vesting of restricted stock units and stock options	—		722,139	(3)(5)	722,139	(3)(5)	—	—
John Giamatteo	Severance payments	460,000	(6)	460,000		—		—	—
Renato Giger	Severance payments	139,730	(7)	—		—		—	—
Abilio Gonzalez	Severance payments	280,000	(6)	280,000		—		—	—
Senior Executive Officer
Jason Brady	Severance payments	128,750	(8)	128,750		—		—	—
	Accelerated vesting of restricted stock units and stock options	—		733,067	(9)	—		—	—

(1)	Cause is generally defined as (A) the conviction or plea of no contest, in the case of Messrs. Aquila and Mendenhall, or the commission, for Messrs. Giamatteo, Gonzalez and Brady, of a felony or a crime involving moral turpitude or the commission of any other act or omission involving dishonesty or fraud with respect to our company or any of our subsidiaries or any of our or our subsidiaries’ customers or suppliers, (B) substantial and repeated failure to perform duties, (C) gross negligence or willful misconduct with respect to our company or any of our subsidiaries, (D) conduct tending to bring our company or any of our subsidiaries into substantial public disgrace or disrepute or (E) any breach of the confidentiality or non-solicitation provisions of the executive’s employment agreement. Mr. Giger’s rights to a severance payment are triggered if his employment is terminated for any reason other than “serious cause”. “Serious cause” is as defined under Swiss law. Good reason is generally defined as (X) a reduction in base salary of more than 5%, (Y) a material diminution in titles or duties, or (Z) a change in the location of our company’s principal office by more than 25 miles.
(2)

If Mr. Aquila terminates his employment for good reason or is terminated by us without cause, then he will receive an amount equal to 150% of his base salary plus 75% of the bonus paid in respect of the prior fiscal year, regardless of whether there has been a change in control. This amount will be paid in equal installments on our regular salary payment dates for 18 months following termination. We have the option to extend this severance period from 18 to 24 or 30 months, during which extension we would continue to pay Mr. Aquila’s, severance benefits at the same rate. Additionally, Mr. Aquila would continue to participate in employee benefit programs for senior executive employees, other than bonus and incentive compensation plans. Severance payments are unaffected and not triggered by a change in control.

(3)	In connection with a change in control, our 2007 Long-Term Equity Incentive Plan and our 2008 Omnibus Incentive Plan authorizes our Board to take certain actions with respect to existing grants made under such plans. If in connection with certain of the change in control events set forth in our 2007 Long-Term Equity Incentive Plan and our 2008 Omnibus Incentive Plan, our Board takes no such authorized action with respect to all or a portion of the outstanding restricted stock units or stock options held by Mr. Aquila and Mr. Mendenhall and either (a) the acquirer or successor corporation in such change in control does not assume such restricted stock units and stock options on an economically equivalent basis or (b) within 24 months following such change in control, Mr. Aquila or Mr. Mendenhall terminates his employment for good reason or is terminated by us or the acquirer without cause, then, pursuant to the Securities Agreements or the Mendenhall Agreements, as applicable, all of the restricted stock units and/or stock options held by Mr. Aquila or Mr. Mendenhall, as the case may be, will immediately vest in full. The value of such restricted stock units and stock options as set forth in the table above is based upon the price of our common stock reported on the New York Stock Exchange as of June 30, 2010 (less, in the case of stock options, the exercise price). Stock options with exercise prices that exceed the closing price of our common stock on June 30, 2010 are considered to have no value for purposes of the calculation in the table above.
(4)	As described in greater detail on page 40 above, we paid Mr. Mendenhall a lump sum payment of $481,406, less applicable withholding taxes and other deductions, in August 2010 pursuant to the settlement agreement and release we entered into with Mr. Mendenhall in connection with his separation from our Company.
(5)	As described in greater detail on page 39 above, all of the change of control benefits set forth in Mendenhall Agreements were terminated in connection with Mr. Mendenhall’s employment separation in August 2010.
(6)	If Mr. Giamatteo’s or Mr. Gonzalez’s employment is terminated without cause, Mr. Giamatteo and Mr. Gonzalez are each entitled to a payment equal to 100% of his base salary, regardless of whether there has been a change in control.
(7)	If Mr. Giger’s employment is terminated for any reason other than “serious cause”, Mr. Giger is entitled to six months notification of termination of employment or, in lieu of notice, a payment equal to 50% of his base salary. In addition to the amount reflected in the table above, we have the right to enforce a post-termination non-competition agreement against Mr. Giger in exchange for a payment to him of CHF132,700. Amounts have been converted to U.S. dollars using an exchange rate of $0.92170 to CHF1.00.
(8)	If Mr. Brady terminates his employment for good reason or is terminated by us without cause, then he will receive an amount equal to 50% of his base salary, regardless of whether there has been a change in control. This amount will be paid in equal installments on our regular salary payment dates for six months following termination. We have the option to extend this severance period for up to six months, during which extension we would continue to pay Mr. Brady’s severance benefits at the same rate. The duration of his non-solicit restriction would be extended by the same period. Additionally, Mr. Brady would continue to participate in employee benefit programs for senior executive employees or we would pay his premiums under the Consolidated Omnibus Budget Reconciliation Act of 1985. Mr. Brady would not continue to participate in bonus or incentive compensation plans. Severance payments are unaffected and not triggered by a change in control.
(9)	If Mr. Brady terminates his employment for good reason or is terminated by us without cause within 60 days prior to or twelve months following a change in control, then all of his outstanding restricted stock units and stock options that have not vested as of such termination will immediately vest in full. The value of such restricted stock units and stock options as set forth in the table above is based upon the price of our common stock reported on the New York Stock Exchange as of the close of business on June 30, 2010 (less, in the case of stock options, the exercise price thereof).

Compensation of Directors

All of our non-employee directors receive equity awards and annual cash retainers. The cash retainers are paid on a quarterly basis. The annual retainers are set forth below:

Annual Fees (1)
Board member	$52,000
Lead Independent Director	$75,000
Audit Committee Chair	$42,500
Audit Committee member	$17,500
Compensation Committee Chair	$30,000
Compensation Committee member	$10,000
Nominating and Corporate Governance Committee Chair	$30,000
Nominating and Corporate Governance Committee member	$10,000

(1)	Standing committee chairperson retainer includes the chairperson’s member retainer; chairperson does not receive a separate member retainer.

In addition to the annual retainers, each non-employee director receives a per-meeting fee of $1,000 for each meeting of the Board and each standing committee that the director is a member of after the first eight meetings of each corporate body in a fiscal year.

Each new non-employee director elected or appointed to our Board of Directors is automatically granted an initial restricted stock unit award to cover a number of shares of our common stock determined by dividing (A) $300,000 by (B) the fair market value of a share of our common stock on the date of grant, with the number of shares rounded up to the nearest whole share. 50% of the initial restricted stock unit awards vest in equal monthly installments during the first twelve months following the date of grant. The remaining 50% of the initial restricted stock unit awards vest in equal annual installments on each of the second, third and fourth anniversaries of the date of grant.

Each non-employee director who is re-elected to our Board automatically receives a restricted stock unit award, as of the date of the annual meeting, to cover a number of shares of our common stock determined by dividing (A) $150,000 by (B) the fair market value of a share of our common stock on the date of the annual meeting, with the number of shares rounded up to the nearest whole share. These annual restricted stock unit awards vest in equal quarterly installments during the first twelve months following the date of grant.

For each of the automatic restricted stock awards, all unvested awards immediately vest upon (i) death or disability of the director, (ii) separation from the Board (for any reason other than through voluntary resignation before the next succeeding annual meeting) and (iii) a change of control. Each non-employee director may elect to defer receipt of the shares issued upon the settlement of the vested restricted stock units until the earliest of the following to occur: (i) five years from the date of grant; (ii) separation from the Board (for any reason) and (iii) a change of control. Disability is as defined in our equity incentive plans. For purposes of the restricted stock unit awards, a change of control is as defined in our equity incentive plans. Each director may make an irrevocable, annual election to receive restricted stock units in lieu of the director’s annual cash fee as a Board member on a dollar-for-dollar basis. Except for Mr. Aquila, who does not receive automatic awards as a director, all of our directors will receive an annual restricted stock unit award as of the date of the 2010 annual meeting upon election to our Board.

Immediately following the 2009 annual meeting, we granted Messrs. Kingsbury, Shelton, Viellieu and Yarbrough 4,177 restricted stock units. Each of these grants was an annual grant under the non-employee director compensation policy described above.

The Board has stock ownership guidelines for our non-employee directors. The guidelines provide that, after a period of five years of service as a director, each non-employee director should hold our equity securities with a value of at least three times such non-employee director’s annual Board member cash retainer.

The following table summarizes the compensation of our current and former directors in fiscal 2010.

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Total
Stuart J. Yarbrough	$174,500	$148,134	$322,634
Jerrell W. Shelton	111,111	148,134	259,245
Arthur F. Kingsbury	117,111	148,134	265,245
Kenneth A. Viellieu	95,000	148,134	243,134
Philip A. Canfield (2)	18,778	—	18,778

(1)	Represents the grant date fair value of each individual equity award as calculated in accordance with ASC Topic No. 718.
(2)	Mr. Canfield was a member of our Board through the 2009 annual meeting.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR THE 2011 MEETING

We evaluate director nominees recommended by stockholders in the same manner in which we evaluate other director nominees. We have established through our Nominating and Corporate Governance Committee selection criteria that identify desirable skills and experience for prospective Board members, including consideration of the potential candidate’s qualification as independent, as well as consideration of diversity, age, skills, expertise and experience in the context of the Board and other criteria determined by the Nominating and Corporate Governance Committee from time to time.

Stockholder proposals intended for inclusion in our proxy statement relating to our 2011 annual meeting in November 2011 must be received by us no later than June 10, 2011, and must otherwise comply with the SEC’s rules, to be considered for inclusion in our proxy materials relating to our 2011 annual meeting.

In addition, our Bylaws establish advance notice procedures for (1) the nomination, other than by or at the direction of the Board, of candidates for election as directors and (2) business to be brought before an annual meeting of stockholders other than by or at the direction of the Board. Any stockholder who wishes to submit a proposal to be acted upon at next year’s annual meeting or who proposes to nominate a candidate for election as a director must submit such notice in compliance with such procedures.

Any such proposals, as well as any questions related thereto, should be timely submitted in writing to our Secretary at the address below. Our Secretary must receive this notice no earlier than July 13, 2011 and no later than August 12, 2011.

Notice of a nomination must include:

(i) as to each person whom the stockholder proposes to nominate for election as a director at such meeting (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the person, (C) the class or series and number of shares of capital stock of the Company which are, directly or indirectly, owned beneficially or of record by the person, (D) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among (x) the stockholder, the beneficial owner, if any, on whose behalf the nomination is being made and the respective affiliates and associates of, or others acting in concert with, such stockholder and such beneficial owner, on the one hand, and (y) each proposed nominee, and his or her respective affiliates and associates, or others acting in concert with such nominee(s), on the other hand, including all information that would be required to be disclosed pursuant to Item 404 of Regulation S-K if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made or any affiliate or associate thereof or person acting in concert therewith were the

“registrant” for purposes of such Item and the proposed nominee were a director or executive officer of such registrant and (E) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

(ii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is being made (A) the name and record address of such stockholder, and of such beneficial owner, (B) the class or series and number of shares of capital stock of the Company which are, directly or indirectly, owned beneficially or of record by such stockholder and such beneficial owner, (C) a description of all arrangements or understandings between such stockholder and such beneficial owner and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (D) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice, (E) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into by, or on behalf of, such stockholder or such beneficial owner, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder or such beneficial owner with respect to shares of stock of the corporation, and (F) any other information relating to such stockholder and such beneficial owner that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

Notice of a proposal must include as to each matter the stockholder proposes to bring before the annual meeting (A) a brief description of the business desired to be brought before the annual meeting, (B) the text of the proposal (including the exact text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend the bylaws, the exact text of the proposed amendment), (C) the reasons for conducting such business at the annual meeting, (D) the name and address, as they appear on our books, of such stockholder proposing such business, and the name and address of the beneficial owner, if any, on whose behalf the proposal is being made, (E) the class and number of our shares which are, directly or indirectly, beneficially owned by such stockholder and such beneficial owner, (F) any material interest of such stockholder or such beneficial owner in such business, (G) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into by, or on behalf of, such stockholder or such beneficial owner, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder or such beneficial owner with respect to shares of our stock and (H) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

You may contact our Secretary at our principal executive offices for a copy of the relevant provisions of our Bylaws regarding the requirements for making stockholder proposals and nominating director candidates.

ADDITIONAL INFORMATION

We will bear the cost of the 2010 annual meeting and the cost of this proxy solicitation, including mailing costs. In addition to solicitation by mail, our directors, officers, and regular employees may solicit proxies by telephone or otherwise, with no specific additional compensation to be paid for such services. We may engage the services of a proxy solicitor to aid in the solicitation of proxies and to verify records relating to the solicitation. All costs of such solicitation of proxies would be borne by us. We anticipate that should we retain the services of a proxy solicitor, that firm would receive customary fees for those services, which would not be significant. We also will reimburse, upon request, all brokers and other persons holding Common Stock for the benefit of others for their reasonable expenses in forwarding our proxy materials and any accompanying materials to the beneficial owners of Common Stock and in obtaining authorization from beneficial owners to give proxies.

The Board knows of no matter to be brought before the 2010 annual meeting other than the matters identified in this Proxy Statement. If, however, any other matter properly comes before the annual meeting, the individuals named in the proxy solicited by the Board intend to vote on it on behalf of the stockholders they represent in accordance with their best judgment.

By order of the Board of Directors

Jason Brady

Secretary

Dated: October 8, 2010

Appendix A

SOLERA HOLDINGS, INC.

AUDIT COMMITTEE CHARTER

(AMENDED ON NOVEMBER 10, 2009)

Organization

This charter governs the operations of the Audit Committee of Solera Holdings, Inc. (the “Company”). The Committee shall review and reassess this charter at least annually and obtain the Board’s approval of the charter. Members of the Committee shall be members of, and appointed by, the board of directors of the Company (the “Board”). The Committee shall be comprised of three or more members. Each member of the Committee shall be “independent” within the meaning of the applicable listing rules of the New York Stock Exchange, Section 10A of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission (“SEC”), as determined by the Board or the Nominating and Corporate Governance Committee.

Each member of the Committee shall satisfy the financial literacy requirements of the New York Stock Exchange, as determined by the Board or the Nominating and Corporate Governance Committee, or must become financially literate within a reasonable period of time after appointment, and at least one member of the Committee shall have accounting or related financial management expertise and shall be deemed an “audit committee financial expert,” as determined by the rules and regulations of the SEC. The existence of such member shall be disclosed in periodic filings as required by the SEC. No member of the Committee may serve on the audit committee of more than three public companies, including the Company, unless the Board determines that such concurrent service would not impair the ability of such member to effectively serve on the Committee and discloses such determination in the Company’s annual proxy statement.

The Committee shall meet at least one time per calendar quarter, or more frequently as circumstances dictate. To foster open communication, the Committee should meet at least annually with management and the internal audit staff and the independent auditor in separate sessions. All meetings shall be at the call of the Chairman of the Committee. A majority of the members of the Committee shall constitute a quorum for the transaction of business. The Committee may act only upon approval of a majority of its members. The action of the Committee at a meeting at which a quorum is present shall be the act of the Committee. The Committee may act in writing by the unanimous consent of its members.

Committee members shall hold their offices until their successors are appointed and qualified, or until their earlier resignation or removal. All vacancies in the Committee shall be filled by the Board. The Board shall designate one of the members as Chairman of the Committee, and the Committee shall keep a separate book of minutes of their proceedings and actions. The Committee may form one or more subcommittees, each of which may take such actions as may be delegated by the Committee. The Committee shall periodically report on its activities to the Board and make such recommendations and findings as it deems appropriate. Committee members may not accept any compensation from the Company either directly or indirectly, other than compensation as a Board member or a member of any Board committee.

Purpose

The Committee shall provide assistance to the Board in fulfilling its oversight responsibility relating to:

•	the integrity of the Company’s financial statements and its financial reporting process;

•	the systems of internal accounting and financial controls;

•	the performance of the Company’s internal audit function, if any, and independent auditor;

•	the independent auditor’s qualifications and independence; and

•	the Company’s compliance with legal and regulatory requirements and certain Company policies.

The Committee shall also prepare the report that SEC rules require to be included in the Company’s annual proxy statement. In so doing, it is the responsibility of the Committee to maintain free and open communication with the Board, the independent auditor and management of the Company.

In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, personnel of the Company and the independent auditor and, in its sole discretion and at the Company’s expense, the Committee shall have the authority to retain and terminate independent counsel and other advisers as it determines necessary to carry out its duties. The Committee, in its discretion, may request any officer or employee of the Company, or the Company’s outside counsel or independent auditor, to attend a meeting of the Committee or to meet with any members of, or advisors to, the Committee and to provide pertinent information as necessary.

Duties and Responsibilities

The primary responsibility of the Committee is to oversee the Company’s financial reporting process on behalf of the Board and report the results of its activities to the Board. While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements and for the appropriateness of the accounting principles and reporting policies that are used by the Company. The independent auditor is responsible for auditing the Company’s financial statements and for reviewing the Company’s unaudited interim financial statements.

The Committee, in carrying out its responsibilities, believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The following shall be the principal duties and responsibilities of the Committee. These are set forth as a guide with the understanding that the Committee may supplement them as appropriate.

•

The Committee shall be directly responsible for the appointment, retention and termination (subject, if applicable, to stockholder ratification), compensation, and oversight of the independent auditor, including resolution of disagreements between management and the auditor regarding financial reporting and receiving the report of the independent auditor.

•	The Committee shall ensure the rotation of the lead audit partner as required by law.

•

The Committee shall pre-approve all audit and non-audit services provided by the independent auditor and shall not engage the independent auditor to perform the specific non-audit services proscribed by law or regulation. Alternatively, the Committee may adopt pre-approval policies and procedures detailed as to particular services and delegate pre-approval authority to a member of the Committee. The decisions of any Committee member to whom pre-approval authority is delegated must be presented to the full Committee at its next scheduled meeting.

•	At least annually, the Committee shall obtain and review a report by the independent auditor describing:

•	The firm’s internal quality control procedures.

•

Any material issues raised by the most recent internal quality control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues.

•	All relationships between the independent auditor and the Company (to assess the auditor’s independence).

•

The fees billed in each of the last two fiscal years for each of the following categories of services rendered by the independent auditors: (i) the audit of the Company’s annual financial statements and the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q or services that are normally provided by the independent auditors in connection with statutory and regulatory filings or engagements; (ii) assurance and related services not included in clause (i) that are reasonably related to the performance of the audit or review of the Company’s financial statements, in the aggregate and by each service; (iii) tax compliance, tax advice and tax planning services, in the aggregate and by each service; and (iv) all other products and services rendered by the independent auditors, in the aggregate and by each service.

•	The Committee shall ensure that hiring policies for employees or former employees of the independent auditor meet SEC regulations and stock exchange listing standards.

•	The Committee shall review and concur with management’s appointment, termination or replacement of the director of internal audit function.

•

The Committee shall discuss with the internal auditors and the independent auditor the overall scope and plans for their respective audits, including the adequacy of staffing and compensation. The Committee shall also discuss with management, the internal auditors and the independent auditor the adequacy and effectiveness of the accounting and financial controls, including the Company’s policies and procedures to assess, monitor, and manage business risk, and legal and ethical compliance programs (e.g., the Company’s Conflict of Interest and Code of Conduct Policy and Code of Ethics for Senior Financial Employees).

•

Periodically, the Committee shall meet separately with management, the internal auditors and the independent auditor to discuss issues and concerns warranting Committee attention, including significant risks to the Company and the steps management has taken to address such risks. The Committee shall provide sufficient opportunity for the internal auditors and the independent auditor to meet privately with the members of the Committee. The Committee shall review with the independent auditor any audit problems or difficulties and management’s response.

•

The Committee shall periodically review its operation, including the independence and authority of the internal auditors, the proposed internal audit plans for the coming year and the coordination of such plans with the internal audit function.

•	The Company shall review the proposed audit plans for the coming year and the coordination of such plans with the independent auditor.

•

The Committee shall receive regular reports from the independent auditor on the critical accounting policies and practices of the Company, and all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management.

•

The Committee shall review management’s assertion on its assessment of the effectiveness of internal controls as of the end of the most recent fiscal year and the independent auditor’s report on management’s assertion (if the preparation of such report is required by applicable law).

•

The Committee shall discuss the types of information to be disclosed and types of presentations to be made in earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies. The Committee need not discuss in advance each release or each instance of guidance.

•	The Committee shall review and discuss policies with respect to risk assessment and risk management.

•

The Committee shall discuss the interim financial statements and disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations with management and the independent auditor prior to the filing of the Company’s Quarterly Report on Form 10-Q. Also, the Committee shall discuss the results of the quarterly review and any other matters required to be communicated to the Committee by the independent auditor under generally accepted auditing standards.

•

The Committee shall discuss with management and the independent auditor the financial statements and disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations to be included in the Company’s Annual Report on Form 10-K (or the annual report to stockholders if distributed prior to the filing of Form 10-K), including their judgment about the quality, not just the acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. The Committee shall also discuss the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditor under generally accepted auditing standards.

•

The Committee shall regularly report to the Board, including the results of the annual audit, and review with the full Board any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements and the performance of the internal audit function and the independence of the internal auditor. If requested by the Board, the Committee shall invite the independent auditor to attend the full Board meeting to assist in reporting the results of the annual audit or to answer other directors’ questions (alternatively, the other directors, particularly the other independent directors, may be invited to attend the Committee meeting during which the results of the annual audit are reviewed).

•

The Committee shall establish procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

•

Discuss with and/or review reports from appropriate counsel to the Company or others regarding any significant legal, compliance or regulatory matters that may have a material effect on the financial statements or the Company’s business, financial statements or compliance policies, including material notices to or inquiries received from governmental agencies, evidence of material violations of securities laws or breaches of fiduciary duties.

•

Assess, monitor and manage interested-party transactions and business relationships, as the case may be, approved by the Company’s Nominating and Corporate Governance Committee pursuant to the Company’s Conflict of Interest and Code of Conduct Policy.

•	The Committee shall submit the minutes of all meetings of the Committee to, or discuss the matters discussed at each Committee meeting with, the Board.

•	The Committee shall prepare its report to be included in the Company’s annual proxy statement, as required by SEC regulations.

•

The Committee shall review the Company’s disclosure in the proxy statement for its annual meeting of stockholders that describes whether the Committee has satisfied its responsibilities under this Charter for the prior year.

•

In compliance with regular cash dividend pre-approval parameters established by the Board during the first quarter of each fiscal year, the Committee shall have the authority to approve regular cash dividends during the Company’s second, third and fourth quarters of each fiscal year.

•	Coordinate with the Compensation Committee the evaluation of the Company’s financial management personnel.

•	The Committee shall periodically evaluate its performance to determine whether it is functioning effectively.

Miscellaneous

This Committee Charter is not intended to change or augment the obligations of the Company or its directors or management under the federal securities laws or to create new standards for determining whether directors or management have fulfilled their duties, including fiduciary duties under applicable law.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3

Proxy — SOLERA HOLDINGS, INC.

Notice of 2010 Annual Meeting of Stockholders

Proxy Solicited by Board of Directors for Annual Meeting — 8:00 AM CST November 10, 2010

Tony Aquila and Jason Brady, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Solera Holdings, Inc. to be held on November 10, 2010 at The Four Seasons Resort and Club, 4150 North MacArthur Boulevard, Irving, Texas 75038, or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all the matters in Proposal 1 and Proposal 2.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)

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000004 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext

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DESIGNATION (IF ANY) 000000000.000000 ext 000000000.000000 ext

ADD 1 Electronic Voting Instructions

ADD 2

ADD 3 You can vote by Internet or telephone! ADD 4 Available 24 hours a day, 7 days a week!

ADD 5 Instead of mailing your proxy, you may choose one of the two voting ADD 6 methods outlined below to vote your proxy.

NNNNNNNNN VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies 1:00 a.m submitted ., Central Time, by the on Internet November or telephone 9, 2010. must be received by

Vote by Internet

Log on to the Internet and go to www.investorvote.com/SLH

Follow the steps outlined on the secured website.

Vote by telephone

Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

Using a black ink pen, mark your votes with an X as shown in X Follow the instructions provided by the recorded message. this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card 1234 5678 9012 345

3IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed below in Proposal 1 and FOR Proposal 2.

1. Election of Directors: For Withhold For Withhold For Withhold +

01 - Tony Aquila 02 - Arthur F. Kingsbury 03 - Jerrell W. Shelton

04 - Kenneth A. Viellieu 05 - Stuart J. Yarbrough

For Against Abstain

2. Ratification Solera’s independent of the appointment registered of public Deloitte accounting & Touche firm LLP for as the fiscal year ending June 30, 2011.

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below full Please title. sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND

MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

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